Exhibit 4.ii.d

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

February 18, 2005

As Amended and Restated As of

December 1, 2006

among

THE MOSAIC COMPANY

MOSAIC FERTILIZER, LLC

MOSAIC GLOBAL HOLDINGS INC.

MOSAIC POTASH COLONSAY ULC

The Foreign Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A,

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Co-Lead Arranger

and

BNP PARIBAS

as Co-Lead Arranger

[CSM Ref. No. 6701-419]

i

SECTION 6.16.	Indenture Restrictions	118

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Collection Allocation Mechanism

SECTION 9.01.	Implementation of CAM	125

SECTION 9.02.	Letters of Credit	126

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	128

SECTION 10.02.	Waivers; Amendments	129

SECTION 10.03.	Expenses; Indemnity; Damage Waiver	132

SECTION 10.04.	Successors and Assigns	133

SECTION 10.05.	Survival	136

SECTION 10.06.	Counterparts; Integration; Effectiveness	137

SECTION 10.07.	Severability	137

SECTION 10.08.	Right of Setoff	137

SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	137

SECTION 10.10.	WAIVER OF JURY TRIAL	138

v

EXHIBITS:

Exhibit A - Form of Assignment and Assumption

Exhibit B - Forms of Opinions of Counsel

Exhibit C - Form of Competitive Bid

Exhibit D - Form of Competitive Bid Accept/Reject Letter

Exhibit E - Form of Competitive Bid Request

Exhibit F - Form of Guarantee Agreement

Exhibit G - Form of Global Collateral Sharing Agreement

Exhibit H - Form of Global U.S. Pledge Agreement

Exhibit I - Form of Global U.S. Security Agreement

Exhibit J - Form of Indemnity, Subrogation and Contribution Agreement

Exhibit K - Form of Mosaic Pledge Agreement

Exhibit L - Form of Mosaic Security Agreement

Exhibit M - Form of Notice of Competitive Bid Request

Exhibit N - Form of Perfection Certificate

Exhibit O - Form of Global Canadian Pledge Agreement

Exhibit P - Form of Global Canadian Security Agreement

SCHEDULES:

Schedule 1.01—Mortgaged Properties

Schedule 1.02—Existing Letters of Credit

Schedule 2.01—Commitments

Schedule 3.03—Government Approvals; No Conflicts

Schedule 3.05—Existing Properties

Schedule 3.06—Disclosed Matters

Schedule 3.12—Subsidiaries

Schedule 3.13—Insurance

Schedule 3.16(c)—Mortgage Filing Offices

Schedule 6.01—Existing Indebtedness

Schedule 6.02—Existing Liens

Schedule 6.04—Permitted Investments

Schedule 6.05—Asset Swaps

Schedule 6.09—Transactions with Affiliates

Schedule 6.10—Restrictive Agreements

AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 1, 2006 among THE MOSAIC COMPANY, MOSAIC FERTILIZER, LLC, MOSAIC GLOBAL HOLDINGS INC., MOSAIC POTASH COLONSAY ULC, the FOREIGN BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are parties to the Credit Agreement dated as of February 18, 2005 , as amended and in effect immediately prior to the Restatement Effective Date (as defined herein) (the “Original Credit Agreement”);

WHEREAS, the Borrowers, the Required Restatement Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent, are parties to an Amendment and Restatement Agreement dated as of December 1, 2006 (the “Amendment and Restatement Agreement”); and

WHEREAS, pursuant to the Amendment and Restatement Agreement, on the Restatement Effective Date the Original Credit Agreement is amended and restated as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means, collectively, (a) an “account” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (b) any rights of the Parent Borrower or any Subsidiary to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

“Account Party” has the meaning assigned to such term in Section 2.05(a).

“Acquisition” means an acquisition by the Parent Borrower or any of its Subsidiaries of (a) Equity Interests of a Person that becomes a Subsidiary as a result of such acquisition or (b) all or substantially all of the assets comprising a division, a facility or a line of business.

“Additional Lender” has the meaning set forth in Section 2.23.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Amendment and Restatement Agreement” has the meaning assigned to such term in the recitals hereto.

“Applicable Cash Amount” means, as of any date of determination, the lowest combined balance of cash and cash equivalents that the Loan Parties had on deposit in accounts that are subject to perfected liens to secure the Obligations pursuant to control arrangements in favor of the Collateral Agent at any time during the 90 day period ending on and including such date of determination.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day (a) with respect to any Tranche A Term Loan or Tranche A-1 Term Loan, (i) 0.50% per annum, in the case of an ABR Loan, or (ii) 1.50% per annum, in the case of a Eurodollar Loan, (b) with respect to any Tranche B Term Loan, (i) 0.75% per annum, in the case of an ABR Loan, or (ii) 1.75% per annum, in the case of a Eurodollar Loan and (c) with respect to any Revolving Loan, (i) 0.50% per annum, in the case of an ABR Loan or (ii) 1.50% per annum, in the case of a Eurodollar Loan.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States of America; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bartow Facility” means the phosphate concentrates facility located in Bartow, Florida owned by the Fertilizer Borrower.

“Base CD Rate” means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Primary Borrowers and the Foreign Borrowing Subsidiaries.

“Borrowing” means Loans to the same Borrower of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Brazil Transaction” means any transaction pursuant to which the Parent Borrower or any Subsidiary sells, conveys, transfers, assigns or otherwise transfers any assets located in Brazil owned by the Parent Borrower or any such Subsidiary on the Restatement Effective Date (including the stock of any Subsidiary organized in Brazil) to another Person, in exchange for stock or other assets of that Person; provided that the aggregate net book value of all assets sold, conveyed, assigned or otherwise transferred pursuant to all such transactions on or since the Restatement Effective Date (other than investments existing on the Restatement Effective Date in joint ventures located in Brazil that are not Subsidiaries) shall not exceed $150.0 million.

“Business Combination” means the transactions consummated pursuant to the Merger Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) when used in connection with a Local Currency Loan or Local Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the principal financial center (as determined by the Administrative Agent) of such Local Currency are authorized or required by law to remain closed.

“Calculation Date” means the last Business Day of March, June, September and December of each year.

“CAM” means the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Article IX.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 9.01.

“CAM Exchange Date” means the date on which (a) any event referred to in paragraph (h) or (i) of Article VII shall occur in respect of any Primary Borrower or (b) an acceleration of the maturity of the Loans pursuant to Article VII shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates or Spot Exchange Rates, as applicable, prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate undrawn amount of outstanding Letters of Credit immediately prior to such CAM Exchange Date.

“Canadian Borrower” means Mosaic Potash Colonsay ULC, a Nova Scotia unlimited liability company.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Parent Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent Borrower and its consolidated subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent Borrower and its consolidated Subsidiaries during such period. Notwithstanding the foregoing, the term “Capital Expenditures” shall not include (i) capital expenditures in respect of the reinvestment of sales proceeds, insurance proceeds and condemnation proceeds received by the Parent Borrower or any Subsidiary in connection with the sale, transfer or other disposition of the Parent Borrower’s or such Subsidiary’s business units, assets or properties, if (as contemplated in clause (b) of the definition of the term “Prepayment Event” or the proviso to Section 2.11(c)) such reinvestment (including, in the case of insurance proceeds, reinvestment in the form of restoration or replacement of damaged property) shall have resulted in (A) the event giving rise to the receipt of such amounts not being considered a “Prepayment Event” as contemplated in the definition of such term or (B) such amounts not being required to be applied as contemplated by Section 2.11(c), (ii) leasehold improvement expenditures for which the Parent Borrower or a Subsidiary is reimbursed by the applicable lessor, sublessor or sublessee, and (iii) with respect to any Permitted Acquisition, the purchase price thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cargill” means Cargill, Incorporated, a Delaware corporation.

“Cargill Fertilizer Businesses” means the “Cargill Fertilizer Business” (as defined in the Merger Agreement) contributed by Cargill in the Business Combination pursuant to the Merger Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Cargill or any subsidiary of Cargill, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent Borrower by any Person or group, other than Cargill or any subsidiary of Cargill; or (d) the occurrence of a “Change of Control Triggering Event”, as defined in the 2006 Mosaic Indenture, so long as such Indenture shall remain in effect.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original

Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after Original Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans, Local Currency Loans, Tranche A Term Loans, Tranche A-1 Term Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment, Tranche A-1 Commitment or Tranche B Commitment and, when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Tranche A Lender, Tranche A-1 Lender or Tranche B Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Loan Documents.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received either (i) (A) from each Loan Party a counterpart of each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, (B) from each Mosaic Loan Party, a counterpart of each of the Mosaic Pledge Agreement and the Mosaic Security Agreement and (C) from each Global Loan Party, a counterpart of (1) the Global U.S. Pledge Agreement and, if such Global Loan Party holds any Equity Interests in an issuer organized under the laws of Canada (or any political subdivision thereof) that are required by clause (b) below to be pledged, the Global Canadian Pledge Agreement, and (2) the Global U.S. Security Agreement and, if such Global Loan Party owns any Collateral (as defined in the Global Canadian Security Agreement) located in Canada and having a value exceeding $5,000,000, the Global Canadian Security Agreement; in each case duly executed and delivered on behalf of the applicable Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Original Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the applicable Pledge Agreement or Pledge Agreements and the applicable Security Agreement or Security Agreements, in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Subsidiary (other than Equity Interests of an Excluded Global Subsidiary that are not required to be pledged in order for the representation in Section 3.18(c) to be correct) owned directly by any Loan Party (or owned by a nominee on behalf of a Loan Party) shall have been pledged pursuant to the applicable Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Parent Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Pledge Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by each Security Agreement and each Pledge Agreement, and perfect such Liens to the extent required by, and with the priority required by, each Security Agreement and each Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means a Revolving Commitment, Tranche A Commitment, Tranche A-1 Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

“Competitive Bid” means an offer by a Revolving Lender to make a Competitive Local Currency Loan pursuant to Section 2.21(c) substantially in the form of Exhibit C.

“Competitive Bid Accept/Reject Letter” means a notice of acceptance or rejection by the Parent Borrower pursuant to Section 2.21(c) substantially in the form of Exhibit D.

“Competitive Bid Rate” means, as to any Competitive Bid, (a) in the case of a Eurocurrency Competitive Local Currency Loan, the sum of (x) the Margin and (y) the Adjusted LIBO Rate, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Revolving Lender making such Competitive Bid.

“Competitive Bid Request” means a request made pursuant to Section 2.21(c) substantially in the form of Exhibit E.

“Competitive Local Currency Borrowing” means a Borrowing consisting of a Competitive Local Currency Loan or concurrent Competitive Local Currency Loans made pursuant to a Competitive Bid or Competitive Bids accepted in response to a single Competitive Bid Request under the bidding procedure described in Section 2.21.

“Competitive Local Currency Loan” has the meaning set forth in Section 2.21. Each Competitive Local Currency Loan shall be a Eurocurrency Competitive Local Currency Loan or a Fixed Rate Loan.

“Consolidated EBITDA” means, for any period, the consolidated operating earnings from (a) continuing operations of the Parent Borrower, (b) continuing operations of the Parent Borrower’s consolidated Subsidiaries and (c) discontinued operations of the Parent Borrower and its consolidated Subsidiaries, in each case for such period after adjusting for minority interests but before interest (and interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables), taxes, depreciation, depletion, amortization, other income and expense, the cumulative noncash effect of changes in accounting standards and other noncash adjustments to operating earnings (other than any such noncash charge to the extent that it represents a write-down or write-off of a current asset or an accrual of or reserve for cash expenditures in any future period), minus any non-recurring or other charges not included in consolidated operating earnings which are cash or represent an accrual of or reserve for cash expenditures in future periods; provided that there shall be excluded (i) the consolidated operating earnings (if positive) of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of such consolidated operating earnings is restricted (but any such operating earnings so excluded may be included in such period or any later period to the extent of any dividends or similar distributions actually paid by such Subsidiary in the relevant period to the Parent Borrower or to a Subsidiary that is not subject to any such restrictions), (ii) operating earnings (if positive) attributable to Equity Interests in Persons that are not consolidated Subsidiaries (but any such operating earnings so excluded may be included in such period or any later period to the extent of any dividends or similar distributions actually paid in respect of such Equity Interests in the relevant period to the Parent Borrower or, subject to clause (i) above, any consolidated Subsidiary, except to the extent any such dividends or similar distributions are reinvested in one or more joint ventures as contemplated by clause (h) of Section 6.04) and (iii) cash charges in an aggregate amount not exceeding $130,000,000 incurred in the fiscal quarter ending May 31, 2006, in connection with the restructuring of the Fertilizer Borrower’s phosphates business in Florida announced on May 2, 2006; provided that, subject to the next succeeding sentence, Consolidated EBITDA shall be deemed to be $205,000,000 for the fiscal quarter ended May 31, 2004, $167,900,000 for the fiscal quarter ended August 31, 2004 and $163,200,000 for the fiscal quarter ended November 30, 2004. Except for purposes of Section 6.13, Consolidated EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any Acquisition or Disposition closed after the Original Effective Date and during such period as if such Acquisition or Disposition had been closed on the first day of such period.

“Consolidated Interest Expense” means, for any period, the interest expense (including (i) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables, and (ii) imputed interest expense in respect of Capital Lease Obligations) of the Parent Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, adjusted to exclude (a) to the extent otherwise included therein, the amortization of original issue discount, the amortization of deferred financing, legal and accounting costs, and any interest expense on deferred compensation arrangements, and (b) the effect of amortization of debt premiums resulting from any mark-to-market of debt amounts pursuant to purchase accounting; provided that any interest expense related to Indebtedness permitted by clause (xix) of Section 6.01(a) shall not be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to exclude (i) any noncash write-down or write-off of an asset (other than a current asset and other than any such write-down or write-off that requires accrual of a reserve for cash payments to be made in any future period), provided that upon the sale of such asset such write-down or write-off shall not be taken into account in calculating Consolidated Net Income, to the extent the gain from any such sale would otherwise increase Consolidated Net Income, and (ii) any noncash write-ups or gains); provided that there shall be excluded (a) the income of any Person (other than the Parent Borrower) in which any other Person (other than the Parent Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent Borrower or any of the Subsidiaries during such period (other than any such dividends or other distributions to the extent reinvested in one or more joint ventures as contemplated by clause (h) of Section 6.04), (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Parent Borrower or any Subsidiary and (c) the net income (but not loss) of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of such net income is restricted (but any such net income so excluded may be included in such period or any later period to the extent of any dividends or similar distributions actually paid by such Subsidiary in the relevant period to the Parent Borrower or to a Subsidiary that is not subject to any such restrictions).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means (a) the Revolving Loans, participations in Letters of Credit and LC Disbursements and participations in Swingline Loans, (b) the Tranche A Term Loans, (c) the Tranche A-1 Term Loans, (d) the Tranche B Term Loans, (e) each Local Currency Loan (each of which constitutes a separate “Credit Facility”) or (f) any group of Incremental Term Loans having the same terms and conditions.

“Debt Tender Offers” means (a) the offers by the Global Borrower to purchase any and all outstanding High Yield Senior Notes and the solicitation of consents from the holders of the High Yield Senior Notes to amend the High Yield Global Senior Notes Indentures to eliminate substantially all of the restrictive covenants and certain default provisions contained therein, (b) the offer by the Global Borrower to purchase any and all outstanding 6.875% Debentures and the solicitation of consents from the holders of the 6.875% Debentures to amend the indenture in respect of the 6.875% Debentures to eliminate substantially all of the restrictive covenants and certain default provisions contained therein and (c) the offer by PLP to purchase any and all outstanding debt securities issued under the PLP Indenture and the solicitation of consents from the holders of such debt securities to amend the PLP Indenture to eliminate substantially all of the restrictive covenants and certain default provisions contained therein.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Revolving Lender that has defaulted on its obligation to make a Revolving Loan that such Revolving Lender is required to make hereunder and as to which the conditions to borrowing are satisfied, provided that such default is continuing at such time.

“Designated Debt Securities” means the High Yield Senior Notes, the 6.875% Debentures and the debt securities that are issued and outstanding under the PLP Indenture.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means any sale, transfer or disposition by the Parent Borrower or any of its Subsidiaries of a Subsidiary, a division, a facility or a line of business or of all or substantially all of the assets of any of the foregoing.

“Disqualified Equity Interests” means any class or series of Equity Interests of any Person that by its terms or otherwise:

(a) is required to be redeemed or repurchased or is redeemable or subject to repurchase at the option of any holder or holders of such class or series of Equity Interests (whether pursuant to any sinking fund obligation, or upon the occurrence of specified events, or otherwise) at any time on or prior to the date that is six months after the Tranche B Maturity Date; or

(b) is convertible into or exchangeable at the option of the holder or holders thereof (whether upon the occurrence of specified events or otherwise) for Equity Interests referred to in clause (a) above or any Indebtedness; or

(c) entitles any holder or holders thereof to any other rights or remedies that could subject the Parent Borrower or any Subsidiary to any mandatory payment obligation; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other Equity Interests of the relevant issuer.

Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the issuer thereof to repurchase such Equity Interests upon the occurrence of a Change of Control will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to termination of the Commitments and payment of all Loans and other amounts accrued or owing under the Loan Documents.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount” means, with respect to any Local Letter of Credit or LC Disbursement in respect thereof, the amount determined pursuant to Section 2.05(k).

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Local Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 2.22(a) using (i) the Exchange Rate with respect to such Local Currency at the time in effect under such Section 2.22(a), in the case of any determination relating to any Local Currency Loan, or (ii) the relevant Dollar Amount, in the case of any determination relating to any Local Letter of Credit or LC Disbursement thereunder.

“Domestic Excluded Global Subsidiary” means, initially, each Domestic Subsidiary of the Global Borrower identified as a Domestic Excluded Global Subsidiary on Schedule 3.12 and also includes any Domestic Subsidiary of the Global Borrower designated by the Parent Borrower as a Domestic Excluded Global Subsidiary after the Original Effective Date in accordance with Section 5.14 and any Domestic Subsidiary that is a subsidiary of a Domestic Excluded Global Subsidiary or a Foreign Excluded Global Subsidiary, but excludes any such Subsidiary that ceases to be a Domestic Excluded Global Subsidiary as provided in Section 5.14.

“Domestic Mosaic Subsidiary” means any Mosaic Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dutch Security Documents” means agreements with respect to the pledge of shares of, and certain claims of, Mosaic Global Dutch Holdings B.V. and Mosaic Global Netherlands B.V., substantially the same as those entered into in connection with the Existing Credit Agreement.

“Eligible Global Holding Company” means, (a) any Domestic Excluded Global Subsidiary substantially all the assets of which consist of investments in its Subsidiaries that are Foreign Subsidiaries and that does not have outstanding any Indebtedness, other than Indebtedness permitted by clauses (i) and (iii) of Section 6.01(a); provided that the outstanding Equity Interests of such Domestic Excluded Global Subsidiary are owned by a Loan Party and have been pledged pursuant to the Global Pledge Agreement in compliance with clause (b) of the Collateral and Guarantee Requirement, and (b) any Foreign Loan Party that is a Subsidiary of the Global Borrower substantially all the assets of which consist of investments in its Subsidiaries that are Foreign Subsidiaries and that does not have outstanding any Indebtedness, other than Indebtedness permitted by clauses (i) and (iii) of Section 6.01(a); provided that the outstanding Equity Interests of such Foreign Loan Party have been pledged pursuant to the Global U.S. Pledge Agreement or the Global Canadian Pledge Agreement in compliance with clause (b) of the Collateral and Guarantee Requirement.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the use, management, release or threatened release of, or exposure to, any Hazardous Material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice requirement is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Parent Borrower or any ERISA Affiliate from a plan administrator of any notice relating to an intention to terminate any Plan; (g) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Competitive Local Currency Loan or Competitive Local Currency Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest based on the Adjusted LIBO Rate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided that references herein to a Eurodollar Loan or Borrowing shall not be construed to include any Local Currency Loan or Local Currency Borrowing.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Parent Borrower and its consolidated Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other noncash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues of the Parent Borrower and its consolidated Subsidiaries increased during such fiscal year; minus

(d) the sum of (i) any noncash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues of the Parent Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus

(e) Capital Expenditures for such fiscal year (except to the extent attributable to (i) incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or (ii) the reinvestment of Net Proceeds received in respect of any Prepayment Events); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Parent Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans, Swingline Loans and LC Exposure, (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d), (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness and (iv) the repayments or prepayments of Long-Term Indebtedness (other than Loans) deducted in calculating the amount of Net Proceeds in connection with any Prepayment Event; minus

(g) the aggregate amount (not exceeding $15,000,000) of cash dividends paid by the Parent Borrower in respect of its preferred stock during such fiscal year and not deducted in determining such consolidated net income (or loss) for such fiscal year; minus

(h) the amount, if any, of consolidated net income for such fiscal year that is attributable to equity in net income in Persons that are not consolidated Subsidiaries, except to the extent of cash dividends or similar distributions received by the Parent Borrower or any of its consolidated Subsidiaries in respect of such Equity Interests during such fiscal year; plus

(i) the amount, if any, of cash dividends or similar distributions received by the Parent Borrower or any of its consolidated Subsidiaries during such fiscal year in respect of Equity Interests described in clause (h) above, to the extent that such dividends and distributions represent income deducted in calculating Excess Cash Flow for a prior fiscal year pursuant to clause (h) above.

“Exchange Rate” means on any day, with respect to any Local Currency, the rate at which such Local Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Index WCR page for such currency. In the event that such rate does not appear on any Bloomberg Index WCR Page, the Exchange Rate shall be determined by reference to the Reuters Currency pages, if available, and if unavailable, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Local Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Parent Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Global Subsidiary” means any Domestic Excluded Global Subsidiary or Foreign Excluded Global Subsidiary.

“Excluded Mosaic Subsidiary” means, initially, each Domestic Mosaic Subsidiary identified as an Excluded Mosaic Subsidiary on Schedule 3.12 and also includes any Domestic Mosaic Subsidiary designated by the Parent Borrower as an Excluded Mosaic Subsidiary after the Original Effective Date in accordance with Section 5.14 and any Domestic Mosaic Subsidiary that is a subsidiary of an Excluded Mosaic Subsidiary or a Foreign Subsidiary, and any Florida Land Subsidiary, but excludes any such Subsidiary that ceases to be an Excluded Mosaic Subsidiary as provided in Section 5.14.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent Borrower under Section 2.19(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Parent Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Global Credit Agreement” means the Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 (and as subsequently amended), among the Global Borrower, certain of its subsidiaries, the lenders party thereto, JPMorgan Chase Bank, N.A. (as successor to JPMorgan Chase Bank), as Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.02.

“Existing Tranche B Term Loan” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Export Trade Act” means the Export Trade Act of 1918 (15 U.S.C. Sections 61-66), commonly known as the “Webb – Pomerence Act,” and any acts that may amend or supplement such act.

“Faustina Ammonia Offtake Agreement” means the Ammonia Offtake Agreement dated as of June 28, 2006 between Faustina Ammonia LLC and Mosaic Fertilizer, LLC, as in effect on the Restatement Effective Date, and any renewals, extensions or amendments to such agreement (so long as, following such renewals, extensions or amendments, such agreement, taken as a whole, is no less favorable in any material respect to the Parent Borrower and its Subsidiaries in the aggregate than such agreement was on the Restatement Effective Date).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fertilizer Borrower” means Mosaic Fertilizer, LLC, a Delaware limited liability company.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless the context otherwise requires, any reference to a Financial Officer shall be construed to refer to a Financial Officer of the Parent Borrower.

“Fixed Rate” has the meaning specified in the definition of “Fixed Rate Loan”.

“Fixed Rate Borrowing” means a Competitive Local Currency Borrowing comprised of Fixed Rate Loans.

“Fixed Rate Loan” means any Competitive Local Currency Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Revolving Lender making such Loan in its Competitive Bid.

“Florida Land” means real property and/or interests in real property that is within the State of Florida and that is either (x) owned by the Parent Borrower or any of its Subsidiaries on the Restatement Effective Date, (y) acquired by the Parent Borrower or any of its Subsidiaries after the Restatement Effective Date in the ordinary course of business or (z) acquired by the Parent Borrower or any of its Subsidiaries after the Restatement Effective Date and having a net book value not in excess of $15,000,000 for all such acquisitions pursuant to this clause (z).

“Florida Land Transaction” means any one or more transactions or series of related transactions involving the direct or indirect sale, lease, conveyance, contribution, dividend, distribution, spin-off and/or other transfer or assets comprised of Florida Land, interests therein, or investments in any Florida Land Subsidiary, to any Person following which the ability of the Parent Borrower and its Subsidiaries, taken as a whole, to mine the Phosphate Rock Reserves pertaining to such Florida Land or Florida Land Subsidiary in the ordinary course of business in accordance with the mining plans of the Parent Borrower and its Subsidiaries has not, as a result of such transaction (a) been materially diminished or (b) materially increased in cost.

“Florida Land Subsidiary” means any Person (a) which is, or after a Florida Land Transaction will be, a Subsidiary of the Parent Borrower or (b) in which the Parent Borrower or any of its Subsidiaries has, or after a Florida Land Transaction will have, any investment, in either case which meets or will meet both of the following tests: (x) at least 95% of the net book value and fair market value of the assets contributed or transferred by the Parent Borrower or any of its Subsidiaries (other than as a Restricted Payment permitted under Section 6.08(a) or an investment permitted under Section 6.04) are or will be (i) Florida Land or (ii) direct or indirect investments in any Person at least 95% of the net book value and fair market value of the assets contributed or transferred by the Parent Borrower or any of its Subsidiaries (other than as a Restricted Payment permitted under Section 6.08(a) or an investment permitted under Section 6.04) of which are or will be Florida Land, and (y) such Person is or will be primarily engaged in (i) direct or indirect ownership and/or development of Florida Land or (ii) direct or indirect ownership of any Person referred to in clause (x)(ii) of this definition.

“Foreign Borrowing Subsidiary” means any Foreign Subsidiary with respect to which a Foreign Subsidiary Borrower Election shall have been executed and delivered as provided in Section 2.20 and with respect to which a Foreign Subsidiary Borrower Termination has not been executed and delivered as provided in Section 2.20.

“Foreign Excluded Global Subsidiary” means each Foreign Subsidiary of the Global Borrower, other than those identified as Subsidiary Loan Parties on Schedule 3.12.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than (a) the United States of America, any State thereof or the District of Columbia or (b) the jurisdiction in which the applicable Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means Global Canada and any other Foreign Subsidiary the Equity Interests in which are owned by a Loan Party and that the Parent Borrower elects by notice to the Agents to designate as a Foreign Loan Party and that has satisfied the Collateral and Guarantee Requirement.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary Borrower Election” means an agreement executed by the Parent Borrower and a Foreign Subsidiary, and delivered to and acknowledged by the Administrative Agent, pursuant to which (a) the Parent Borrower designates such Foreign Subsidiary to be, and such Foreign Subsidiary agrees to be, a Foreign Borrowing Subsidiary hereunder, in accordance with Section 2.20, and (b) such Foreign Borrowing Subsidiary agrees to be bound by the Indemnity, Subrogation and Contribution Agreement. Each Foreign Subsidiary Borrower Election shall be in a form reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary Borrower Termination” means a notice executed by the Parent Borrower and delivered to the Administrative Agent terminating a Foreign Subsidiary’s status as a Foreign Borrowing Subsidiary hereunder in accordance with Section 2.20.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Borrower” means Mosaic Global Holdings Inc., a Delaware corporation.

“Global Canada” means Mosaic Canada ULC, a Nova Scotia unlimited liability company.

“Global Canadian Pledge Agreement” means the Global Canadian Pledge Agreement substantially in the form of Exhibit O, among the Collateral Agent and the Global Loan Parties that hold Equity Interests in an issuer organized under the laws of Canada (or any political subdivision thereof) that are required to be pledged pursuant to clause (b) of the definition of the term “Collateral and Guarantee Requirement”.

“Global Canadian Security Agreement” means the Global Canadian Security Agreement substantially in the form of Exhibit P, among the Collateral Agent and the Global Loan Parties that own Collateral (as defined therein) located in Canada (or any political subdivision thereof) and having a value exceeding $5,000,000.

“Global Collateral Sharing Agreement” means the Collateral Sharing Agreement, substantially in the form of Exhibit G, among the Global Loan Parties and the Collateral Agent.

“Global Debt Amendments” means those amendments of existing public debt securities of the Global Borrower and certain of its subsidiaries as described in the Global Debt Consent Solicitation.

“Global Debt Consent Solicitation” means the consent solicitation described in the Form S-4 of the Parent Borrower and the Fertilizer Borrower filed with the Securities and Exchange Commission on November 15, 2004, as amended.

“Global Loan Parties” means the Global Borrower and its Subsidiaries that are Loan Parties.

“Global Obligations” has the meaning assigned to such term in the Global U.S. Security Agreement.

“Global U.S. Pledge Agreement” means the Global U.S. Pledge Agreement, substantially in the form of Exhibit H, among the Global Loan Parties and the Collateral Agent.

“Global U.S. Security Agreement” means the Global U.S. Security Agreement, substantially in the form of Exhibit I, among the Global Loan Parties and the Collateral Agent.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” arrangement), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit F, among the Loan Parties and the Collateral Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hersey Facility” means the potash facility located in Hersey, Michigan owned by Mosaic USA LLC.

“High Yield Senior Notes” means the senior unsecured notes issued by the Global Borrower under the 2001 and 2003 Global Indentures and the Indebtedness represented thereby.

“High Yield Global Senior Notes Indentures” means the 2001 Global Indentures and the 2003 Global Indenture.

“Incremental Facilities” has the meaning assigned to such term in Section 2.23.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.23.

“Incremental Term Lender” means a Lender with an outstanding Incremental Term Loan.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.23.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances made by customers of such Person in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued salaries, vacation and other employee benefits and current accounts payable, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Receivables Financing Debt of such Person; provided that the term “Indebtedness” shall not be construed to include (i) deferred taxes, (ii) contingent obligations under customary indemnification provisions contained in contracts or agreements or (iii) obligations in respect of customary purchase price adjustment provisions contained in contracts or agreements relating to the purchase or sale of assets. The amount of any Indebtedness of a Person that constitutes Indebtedness of such Person solely by reason of clause (e) above and has not been assumed by such Person shall be deemed to be the lesser of (i) the fair market value of the property owned or acquired by such Person that is or may be the subject of a Lien securing such Indebtedness and (ii) the amount of Indebtedness that is or may be secured by such property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Collateral Agent.

“Information Memorandum” means the Confidential Information Memorandum dated November 2006, relating to the Parent Borrower and the Restatement Transactions.

“Indenture Restriction” means any restriction under any of the 1991 Global Indenture, 1997 Global Indenture or the 1998 Global Indenture, in each case that restricts Liens on any Collateral or would require any obligations under any such Indenture to be secured by a Lien on any Collateral (determined disregarding any provisions of any Loan Document that limit or restrict the Obligations secured by any such Collateral in order to comply with any such restriction).

“Interest Election Request” means a request by a Primary Borrower to convert or continue a Term Borrowing or a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan or Local Currency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or Local Currency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the applicable Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, (c) with respect to any Eurocurrency Competitive Local Currency Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request, which shall be the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months thereafter and (d) with respect to any Negotiated Local Currency Borrowing, the period commencing on the date of such Borrowing and ending on a day mutually agreed upon by the applicable Lender and the applicable Borrower (which shall not be later than twelve months after the date of such Borrowing); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period with respect to any Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and each other Revolving Lender that agrees in writing with the Parent Borrower to issue Letters of Credit (provided that notice of such agreement is given to the Administrative Agent), in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Debt Securities” means (a) the debt securities listed on Schedule 6.01 that are outstanding under the 1991 Global Indenture, the 1997 Global Indenture, the 1998 Global Indenture, the PLP Indenture or the High Yield Global Senior Notes Indentures and (b) the 2006 Mosaic Notes.

“LC Applicant” has the meaning set forth in Section 2.05(a).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. In the case of any Local Letters of Credit or any LC Disbursement in respect thereof, the LC Exposure attributable thereto shall be the Dollar Amount thereof. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 as “Tranche A Lenders” and “Revolving Lenders”, the Tranche A-1 Lenders and the New Tranche B Lenders (each as defined in the Amendment and Restatement Agreement), and any other Person that shall have become a party hereto pursuant to the Amendment and Restatement Agreement, an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (whether issued before or after the Restatement Effective Date).

“Leverage Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent Borrower most recently ended prior to such date).

“LIBO Rate” means, (a) with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period or (b) with respect to any Eurocurrency Competitive Local Currency Borrowing for any Interest Period, the rate determined by reference to the British Bankers’ Association Interest Settlement Rates (as reflected on the applicable Telerate screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in such Local Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing or Eurocurrency Competitive Local Currency Borrowing for such Interest Period shall be the rate at which deposits in Dollars (or, in the case of a Eurocurrency Competitive Local Currency Borrowing, deposits in the applicable Local Currency for the Local Currency Equivalent) of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Basket Amount” means, as of any date, the aggregate principal amount of the Global Obligations constituting Indebtedness (as defined in the 1997 Global Indenture and the 1998 Global Indenture, as applicable) that may be secured as of such date by Liens on Principal Properties or shares of stock or debt of Restricted Subsidiaries (as defined in and within the meaning of the 1997 Global Indenture and the 1998 Global Indenture, as applicable) without securing any of the debt securities outstanding under the 1997 Global Indenture or the 1998 Global Indenture, in each case pursuant to the provisions of Section 4.9 of the 1997 Global Indenture and Section 4.9 of the 1998 Global Indenture, respectively.

“Limited Expenditures” means Capital Expenditures, investments in joint ventures and Monetary Acquisition Consideration; provided that the Monetary Acquisition Consideration in respect of a Permitted Acquisition shall not constitute “Limited Expenditures” if (a) the Leverage Ratio after giving effect to such Permitted Acquisition and the payment or incurrence of all Monetary Acquisition Consideration relating thereto (determined as of the end of the most recent fiscal quarter of the Parent Borrower for which financial statements are available, on a pro forma basis as if such Permitted Acquisition had been consummated at the beginning of the period of four consecutive fiscal quarters then ended for purposes of Consolidated EBITDA and as if such Permitted Acquisition had been consummated at the end of such period for purposes of determining Total Indebtedness) shall not exceed 4.0 to 1.0, (b) after giving effect to such Permitted Acquisition and the payment or incurrence of all Monetary Acquisition

Consideration relating thereto, the total Revolving Commitments shall exceed the sum of the total Revolving Exposures and the Local Currency Loan Exposure by at least $200,000,000 and (c) the Agents shall have received a certificate signed on behalf of the Parent Borrower by a Financial Officer setting forth reasonably detailed calculations demonstrating satisfaction of the conditions set forth in clauses (a) and (b) above.

“Loan” means any loan made by a Lender to a Borrower pursuant to this Agreement or the Amendment and Restatement Agreement (whether made before or after the Restatement Effective Date); provided that, for purposes of calculating Excess Cash Flow or any prepayment required by Section 2.11(d), the term “Loans” also includes each “Loan” as defined in the Original Credit Agreement.

“Loan Documents” means this Agreement, the Amendment and Restatement Agreement, the Reaffirmation Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), each Foreign Subsidiary Borrower Election, each Foreign Subsidiary Borrower Termination, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

“Loan Parties” means the Primary Borrowers and the Subsidiary Loan Parties.

“Local Currency” means any currency other than Dollars as to which an Exchange Rate may be calculated.

“Local Currency Borrowing” means a Borrowing comprised of Local Currency Loans.

“Local Currency Equivalent” means, on any date of determination with respect to any amount in Dollars in relation to any specified Local Currency, the amount of such specified Local Currency that may be purchased with such amount of Dollars at the relevant Exchange Rate (in the case a determination relating to a Local Currency Loan) or Spot Exchange Rate (in the case of a determination relating to a Local Letter of Credit) on such date.

“Local Currency Loan” means any Loan denominated in a Local Currency that is made by a Revolving Lender pursuant to Section 2.21. Each Local Currency Loan shall be either a Competitive Local Currency Loan or a Negotiated Local Currency Loan.

“Local Currency Loan Exposure” means at any time the Dollar Equivalent of the aggregate principal amount of all Local Currency Loans outstanding at such time.

“Local Currency Sublimit” means $75,000,000.

“Local Letter of Credit” means any Letter of Credit which provides for the payment of drawings in a Local Currency.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin” means, as to any Eurocurrency Competitive Local Currency Loan, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Revolving Lender making such Loan in its Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Merger Agreement” means the Agreement and Plan of Merger and Contribution dated as of January 26, 2004, as an amended by Amendment No. 1 thereto dated as of June 15, 2004 and Amendment No. 2 thereto dated as of October 18, 2004, among the Global Borrower (as successor to IMC Global Inc.), the Parent Borrower, GNS Acquisition Corp., Cargill and the Fertilizer Borrower (as successor to Cargill Fertilizer Inc.).

“Monetary Acquisition Consideration” means, in respect of any Permitted Acquisition, consideration in the form of cash or the assumption or incurrence of Indebtedness, including any Indebtedness resulting from such Permitted Acquisition described in clause(v), (vi) or (xiii) of Section 6.01(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust or other security document granting a Lien on any Mortgaged Property to secure any of the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means (a) initially, each parcel of real property and the improvements thereto identified on Schedule 1.01 and (b) also includes each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12(b).

“Mosaic Loan Parties” means the Parent Borrower and the other Loan Parties that are not Global Loan Parties.

“Mosaic Pledge Agreement” means the Mosaic Pledge Agreement, substantially in the form of Exhibit K, among the Mosaic Loan Parties and the Collateral Agent.

“Mosaic Security Agreement” means the Mosaic Security Agreement, substantially in the form of Exhibit L, among the Mosaic Loan Parties and the Collateral Agent.

“Mosaic Subsidiary” means any Subsidiary of the Parent Borrower other than the Global Borrower and its Subsidiaries.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiated Local Currency Loan” has the meaning assigned to such term in Section 2.21.

“Negotiated Local Currency Loan Agreement” has the meaning assigned to such term in Section 2.21.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds constituting deferred payment obligations, notes receivable, purchase price adjustment payments, earnouts or similar payment obligations, but in each case only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and its Subsidiaries, and the amount of any reserves established by the Parent Borrower and its Subsidiaries to fund contingent liabilities or contingent obligations reasonably estimated to be payable and that are directly attributable to such event (as reasonably determined by the Parent Borrower).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Parent Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“1991 Global Indenture” means the Indenture dated as of December 1, 1991, as amended, between the Global Borrower (as successor to IMC Fertilizer Group, Inc.) and The Bank of New York, as Trustee.

“1997 Global Indenture” means the Indenture dated as of July 17, 1997, as amended, between the Global Borrower (as successor to IMC Global Inc.) and The Bank of New York, as Trustee.

“1998 Global Indenture” means the Indenture dated as of August 1, 1998, as amended, between the Global Borrower (as successor to IMC Global Inc.) and The Bank of New York, as Trustee.

“Notice of Competitive Bid” means notice given pursuant to Section 2.21 substantially in the form of Exhibit M.

“Obligations” has the meaning assigned to such term in the Mosaic Security Agreement.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Effective Date” means February 18, 2005 (the date on which the “Effective Date”, as defined in the Original Credit Agreement, occurred).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Borrower” means The Mosaic Company, a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit N or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Acquisition by the Parent Borrower or any of its Subsidiaries if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) all actions required to be taken under Sections 5.12 and 5.13 with respect to each Subsidiary formed for the purpose of or resulting from such Acquisition have been taken, (d) the Parent Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such Acquisition, with the covenants contained in Sections 6.13 and 6.14, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, and assuming that any Revolving Loans borrowed in connection with such Acquisition are repaid with excess cash balances when available) had occurred on the first day of each relevant period for testing such compliance and (e) the Parent Borrower has delivered a certificate to the Agents to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Debt Securities” means unsecured debt securities issued by the Parent Borrower that (a) mature later than, and do not require any amortization or similar scheduled principal payments prior to, the date that is six months after the Tranche B Maturity Date, and (b) have terms and conditions (other than with respect to interest rates and redemption premiums) no less favorable to the Parent Borrower, its Subsidiaries and the Lenders than those of the 2006 Mosaic Indenture.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, and landlord’s Liens imposed by contracts, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, covenants, conditions, restrictions and similar encumbrances (in each case, that are reflected in, or would be reflected in, title reports) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the continued use of the affected property in the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(g) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Parent Borrower and the Subsidiaries under Article IV of the Uniform Commercial Code;

(h) Liens arising from Permitted Investments under clause(d) of the definition of the term “Permitted Investments”; and

(i) other Liens securing monetary obligations in an aggregate amount not exceeding $25,000,000 at any time.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency, (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution whose securities are rated AA- or better by S&P or Fitch, Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to investments of the type and maturity described in clause (c) above of foreign obligors which obligors have ratings described in clause (c) above or equivalent ratings from comparable foreign ratings agencies;

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above.

“Permitted Receivables Financing” means financing arrangements pursuant to which one or more of the Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling, factoring or otherwise transferring such Receivables and Related Security (on a non-recourse basis, other than Standard Securitization Undertakings) to one or more (a) unaffiliated third party financing sources pursuant to such financing arrangement or (b) Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security pursuant to a revolving committed financing arrangement; provided that (i) the Parent Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such financing arrangements and (ii) the Parent Borrower represents, in a certificate of a Financial Officer of the Parent Borrower delivered to the Administrative Agent, that the terms and conditions of such financing arrangements are customary for accounts receivable securitization financings; provided, further, that any factoring, securitization or other disposition of receivables of Foreign Subsidiaries (other than Foreign Loan Parties) permitted by clause (n) of Section 6.05 shall not constitute a “Permitted Receivables Financing”. The “funded amount” or “principal amount” of any Permitted Receivables Financing at any time shall be the principal amount of Receivables Financing Debt in respect thereof.

“Permitted Refinancing Securities” means unsecured debt securities issued to refinance Junior Debt Securities, provided that such unsecured debt securities (a) are issued by the Parent Borrower (or, if and to the extent that the Junior Debt Securities being refinanced were issued by the Global Borrower or PLP, then by the Parent Borrower or by the issuer thereof), (b) mature later than, and do not require any amortization or similar scheduled principal payments prior to, the date that is six months after the Tranche B Maturity Date, (c) have terms and conditions (other than with respect to interest rates and redemption premiums) no less favorable to the Parent Borrower, its Subsidiaries and the Lenders than those of the 2006 Mosaic Indenture, (d) are not Guaranteed by any Person other than a Person that issued or Guaranteed the Junior Debt Securities being refinanced and (e) are in an aggregate principal amount that does not exceed the aggregate principal amount of Junior Debt Securities being refinanced plus any applicable redemption premiums (if such refinancing is made by redemption).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phosphate Rock Reserves” means the phosphate reserves of the Parent Borrower and its Subsidiaries determined from time to time in accordance with the standards set forth in Industry Guide 7 promulgated by the U.S. Securities and Exchange Commission that are located within the State of Florida.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the Mosaic Pledge Agreement, the Global U.S. Pledge Agreement and the Global Canadian Pledge Agreement.

“PLP” means Phosphate Acquisition Partners L.P. (successor by merger to Phosphate Resource Partners Limited Partnership).

“PLP Indenture” means the Indenture dated as of February 1, 1996, as amended, between PLP (formerly known as Freeport-McMoran Resource Partners, Limited Partnership) and JPMorgan Chase Bank, N.A. (as successor to Chemical Bank) as Trustee.

“PLP Termination Date” means the earlier of (a) the date on which the Indebtedness issued under the PLP Indenture is discharged and paid in full and (b) the date on which the PLP Indenture is amended or modified in a manner (reasonably satisfactory to the Administrative Agent) such that the Indebtedness thereunder is no longer entitled to be secured by any Collateral securing the Obligations or any Indebtedness refinancing or replacing the Obligations, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r) or (s) of Section 6.05, and (ii) dispositions (other than those described in clause (i) hereof) resulting in aggregate Net Proceeds not exceeding $20,000,000 during any fiscal year of the Parent Borrower; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent Borrower or any Subsidiary, but only to the extent that (i) the Net Proceeds therefrom have not been applied or committed by contract to be applied to repair, restore or replace such property or asset or to acquire real property, equipment or other tangible assets to be used in the business of the Parent Borrower and its Subsidiaries, in each case within 270 days after such event or (ii) in the case of any such Net Proceeds committed to be so applied (but not yet so applied) as of the date that is 270 days after such event, such Net Proceeds have not been so applied within 360 days after such event; or

(c) the incurrence by the Parent Borrower or any Subsidiary of any Indebtedness, including any Permitted Debt Securities permitted under clause (vii) of Section 6.01(a) (to the extent provided in such clause) but excluding any other Indebtedness permitted under Section 6.01(a).

“Primary Borrowers” means the U.S. Borrowers and the Canadian Borrower.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Competitive Local Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Reaffirmation Agreement” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Receivable” means an Account owing to the Parent Borrower or any Subsidiary (before its transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding Receivables subject to such Permitted Receivables Financing that would be required to discharge all principal obligations to financing parties (and would not be returned, directly or indirectly, to the Parent Borrower or any Subsidiary) if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.

“Receivables Subsidiary” means a wholly owned Subsidiary that does not engage in any activities other than participating in one or more Permitted Receivables Financings and activities incidental thereto; provided that (a) such Subsidiary does not have any Indebtedness other than (i) Indebtedness incurred pursuant to a Permitted Receivables Financing owed to financing parties supported by Receivables and Related Security and (ii) Subordinated Receivables Transfer Debt, (b) neither the Parent Borrower nor any other Subsidiary Guarantees any Indebtedness or other obligation of such Subsidiary, other than Standard Securitization Undertakings and (c) all Equity Interests of and other investments in such Subsidiary that are owned by any Loan Party (including any Subordinated Receivables Transfer Debt) are pledged pursuant to the applicable Security Document.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.

“Related Security” means, with respect to any Receivable: (a) all of the Parent Borrower’s or the applicable Subsidiary’s right, title and interest in and to any goods, the sale of which gave rise to such Receivable; (b) all security pledged, assigned, hypothecated or granted to or held by the Parent Borrower or the applicable Subsidiary to secure such Receivable; (c) all guaranties, endorsements and indemnifications on, or of, such Receivable or any of the foregoing (other than by any of the Parent Borrower and the Subsidiaries that is not a Receivables Subsidiary); (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith; (e) all books, records, ledger cards and invoices related to such Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise; (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers; (g) all credit information, reports and memoranda relating thereto; (h) all other writings related thereto; and (i) all proceeds of any of the foregoing.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time.

“Reset Date” has the meaning set forth in Section 2.22(a).

“Restatement Effective Date” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Restatement Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or is to be, a party, the borrowing of Loans and the use of the proceeds thereof, (b) the issuance of the 2006 Mosaic Notes, (c) the consummation of the Debt Tender Offers and (d) the prepayment of the Existing Tranche B Term Loans.

“Restricted Assets” means assets that, if owned by a Global Loan Party, would constitute 1991 Global Restricted Collateral or 1997/98 Global Restricted Collateral, in each case as defined in the Global Collateral Sharing Agreement; provided that any such assets shall not constitute “Restricted Assets” after all applicable Indenture Restrictions cease to apply to such assets.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests of the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests of the Parent Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and

Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $450,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure or a Local Currency Loan.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) or Section 2.05 (with respect to an LC Disbursement) and includes any “Revolving Loan” outstanding under the Original Credit Agreement on the Restatement Effective Date.

“Revolving Maturity Date” means February 18, 2010. For purposes of Section 2.05(c), the Revolving Maturity Date shall be deemed to be November 30, 2007, unless and until the 2008 Senior Notes Refinancing Condition has been satisfied or waived.

“S&P” means Standard & Poor’s.

“Security Agreements” means the Mosaic Security Agreement, the Global U.S. Security Agreement and the Global Canadian Security Agreement.

“Security Documents” means the Global Collateral Sharing Agreement, the Security Agreements, the Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Officer” of a Person means the chief executive officer, chief operating officer or any Financial Officer of such Person. Unless the context otherwise requires, any reference to a Senior Officer shall be construed to refer to a Senior Officer of the Parent Borrower.

“6.875% Debentures” means the Global Borrower’s 6.875% Debentures due 2007.

“Special Transactions Committee” means the Special Transactions Committee of the Parent Borrower’s Board of Directors established in accordance with the Investors Rights Agreement dated January 26, 2004, between Cargill and the Parent Borrower, as in effect on the Restatement Effective Date, or any other committee (however named) of the Board of Directors of the Parent Borrower comprised solely of directors who are independent under the rules of any national securities exchange on which the Common Stock of the Parent Borrower is listed or, if such Common Stock is not so listed, the rules of the New York Stock Exchange.

“Specified Obligations” means Obligations consisting of the principal of and interest on the Loans, reimbursement obligations in respect of LC Disbursements and fees payable hereunder to the Revolving Lenders.

“Spot Exchange Rate” means, on any day, with respect to any Local Currency in which a Local Letter of Credit (or LC Disbursement thereunder) is denominated, the spot rate at which Dollars are offered on such day by the applicable Issuing Bank (or the Administrative Agent, in the case of determinations made by it) in London for such Local Currency at approximately 11:00 a.m. (London time).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Parent Borrower or any Subsidiary in connection with a Permitted Receivables Financing that are customary for accounts receivables securitization financings; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Receivables Transfer Debt” means Indebtedness of a Receivables Subsidiary owed to the Parent Borrower or a Subsidiary and incurred to finance the purchase of Receivables and Related Security from the Parent Borrower or a Subsidiary in connection with a Permitted Receivables Financing; provided that (a) such Indebtedness is evidenced by a promissory note pledged pursuant to the applicable Security Document and (b) all proceeds of such Indebtedness are applied by such Receivables Subsidiary to pay the purchase price of such Receivables and Related Security.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower. For purposes of the Loan Documents (other than Sections 3.04(c), 3.06 and 3.07), the term “Subsidiary” shall not include (a) Phosphate Chemicals Export Association Inc., so long as Phosphate Chemicals Export Association Inc. constitutes an “association” (as defined in Section 61 of the Export Trade Act), involving participants that are not affiliated with the Parent Borrower, entered into for the purpose of engaging in “export trade” (as defined in Section 61 of the Export Trade Act) and substantially all its business involves engaging in such “export trade”, related marketing activities and other activities incidental thereto, (b) Saskferco Products Inc., a Saskatchewan corporation (“Saskferco”), South Ft. Meade General Partner, LLC, a Delaware limited liability company (“South Ft. Meade LLC”), or South Ft. Meade Partnership, L.P., a Delaware limited partnership (“South Ft. Meade LP”) merely because an accounting determination is made that the accounts of Saskferco, South Ft. Meade LLC or South Ft. Meade LP, respectively, must be consolidated with those of the Parent Borrower for purposes of the Parent Borrower’s consolidated financial statements, so long as Saskferco, South Ft. Meade LLC or South Ft. Meade LP, respectively, continues not to be a “subsidiary” of the Parent Borrower by reason of clause (a) or (b) of the definition of the term “subsidiary”, (c) any Florida Land Subsidiary, if and when such entity is designated as an “Unrestricted Subsidiary” in accordance with, and as defined in, the 2006 Mosaic Indenture or (d) any Subsidiary arising out of a Brazil Transaction, if and when such entity is designated as an “Unrestricted Subsidiary” in accordance with, and as defined in, the 2006 Mosaic Indenture.

“Subsidiary Loan Party” means (a) any Foreign Loan Party, and (b) any Domestic Subsidiary (including the Global Borrower and the Fertilizer Borrower), other than a Receivables Subsidiary, an Excluded Mosaic Subsidiary or an Excluded Global Subsidiary.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Incremental Term Loans and unused Commitments representing more than 66-2/3% of the sum of the total Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Synthetic Purchase Agreement” means any agreement pursuant to which the Parent Borrower or a Subsidiary is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Parent Borrower or a Subsidiary of any Equity Interest in or Indebtedness of the Parent Borrower or any Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest in or Indebtedness of the Parent Borrower or any Subsidiary) the amount of which is determined by reference to the price or value at any time of any Equity Interest in or Indebtedness of the Parent Borrower or any Subsidiary; provided that no phantom stock, employee benefit or similar plan providing for payments only to current or former directors, officers or employees of the Parent Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Loan” means a Tranche A Term Loan, a Tranche A-1 Term Loan or a Tranche B Term Loan; provided that, for purposes of calculating Excess Cash Flow the term “Term Loans” also includes each “Term Loan” as defined in the Original Credit Agreement.

“Term Loan Lender” means a Tranche A Lender, a Tranche A-1 Lender or a Tranche B Lender.

“Three-Month Secondary CD Rate” means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Indebtedness” means, as of any date, the excess of (a) the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Parent Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (adjusted to exclude the effect of any purchase accounting adjustments that would require the amount reflected on such balance sheet to be different than the principal amount actually outstanding) and (ii) the aggregate principal amount of Receivables Financing Debt as of such date, minus (b) the sum of (i) the amount of other cash and cash equivalents (not exceeding $60,000,000) of the Parent Borrower and its Subsidiaries that is not subject to any Lien (other than Liens securing Indebtedness included in clause (a) above) and that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP and (ii) the excess, if any, of the Applicable Cash Amount over the amount determined pursuant to clause (i) above.

“Tranche A Lender” means a Lender with any outstanding Tranche A Term Loans.

“Tranche A Maturity Date” means February 19, 2010.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01 of the Original Credit Agreement.

“Tranche A-1 Commitment” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Tranche A-1 Lender” means a Lender with any outstanding Tranche A-1 Term Loans.

“Tranche A-1 Maturity Date” means December 1, 2011.

“Tranche A-1 Term Loan” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Tranche B Commitment” has the meaning assigned to the term “New Tranche B Commitment” in the Amendment and Restatement Agreement.

“Tranche B Lender” means a Lender with any outstanding Tranche B Term Loans.

“Tranche B Maturity Date” means December 1, 2013.

“Tranche B Term Loan” has the meaning assigned to the term “New Tranche B Loan” in the Amendment and Restatement Agreement.

“Transactions” has the meaning assigned to such term in the Original Credit Agreement.

“Transition Services Agreement” has the meaning assigned to such term in Section 6.09.

“2001 Global Indentures” means the Indentures dated as of May 17, 2001, as amended, between the Global Borrower (as successor to IMC Global Inc.), the guarantors named therein and The Bank of New York, as Trustee.

“2003 Global Indenture” means the Indenture dated as of August 1, 2003, as amended, between the Global Borrower (as successor to IMC Global Inc.), the guarantors named therein and BNY Midwest Trust Company, as Trustee.

“2006 Mosaic Indenture” means that certain Indenture dated as of December 1, 2006, between the Parent Borrower, the guarantors named therein and U.S. Bank National Association, as Trustee.

“2006 Mosaic Notes” means $475,000,000 aggregate principal amount of the Parent Borrower’s 7.375% Senior Notes due 2014 and $475,000,000 aggregate principal amount of the Parent Borrower’s 7.625% Senior Notes due 2016, in each case issued under the 2006 Mosaic Indenture.

“2008 Senior Notes” means the Global Borrower’s 10.875% Senior Notes due 2008 and PLP’s 7% Senior Notes due 2008.

“2008 Senior Notes Refinancing Condition” means that one of the following conditions is satisfied: (a) the 2008 Senior Notes have either been repurchased or redeemed (in compliance with clause (vi) of Section 6.08(b)), or refinanced pursuant to an issuance of Permitted Refinancing Securities (in compliance with clause (vi) of Section 6.08(b)), such that not more than $100,000,000 of the 2008 Senior Notes remains outstanding on November 30, 2007, or (b) as of November 30, 2007, the Leverage Ratio is less than 2.5 to 1.0; provided that for purposes of calculating the Leverage Ratio under this clause (b), (i) Total Indebtedness may be reduced (to the extent not otherwise reduced pursuant to clause (b) of the definition of the term “Total Indebtedness”) by the cash balance on November 30, 2007, of amounts on deposit in a restricted account established on terms and pursuant to procedures reasonably satisfactory to the Administrative Agent for the purpose of redeeming or repaying the 2008 Senior Notes and (ii) Consolidated EBITDA shall be determined for the period of four consecutive fiscal quarters most recently ended prior to November 30, 2007 (instead of the period ended on November 30, 2007).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unpledged Global Subsidiary” means each Excluded Global Subsidiary other than any Foreign Excluded Global Subsidiary the outstanding Equity Interests of which are owned by a Loan Party and have been pledged pursuant to the Global U.S. Pledge Agreement or the Global Canadian Pledge Agreement in compliance with clause (b) of the Collateral and Guarantee Requirement, and any Subsidiary of any such Foreign Excluded Global Subsidiary.

“U.S. Borrowers” means the Parent Borrower, the Fertilizer Borrower and the Global Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitments; Tranche A-1 Term Loans; Tranche B Term Loans; Tranche A Term Loans. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to any U.S. Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Exposures plus the Local Currency Loan Exposure exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) The Tranche A-1 Term Loans constitute Loans made pursuant to this Agreement for all purposes of the Loan Documents. Amounts repaid or prepaid in respect of Tranche A-1 Term Loans may not be reborrowed.

(c) The Tranche B Term Loans constitute Loans made pursuant to this Agreement for all purposes of the Loan Documents. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

(d) The Tranche A Term Loans made pursuant to the Original Credit Agreement continue to constitute Loans made pursuant to this Agreement for all purposes of the Loan Documents. Amounts repaid or prepaid in respect of Tranche A Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Local Currency Loan) shall be made in Dollars as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Primary Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or any amount required to be funded pursuant to Section 2.05(m)(ii). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date, Tranche A-1 Maturity Date or Tranche B Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the relevant U.S. Borrower or, in the case of a Tranche A Borrowing, the Canadian Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the relevant Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche A Term Borrowing, a Tranche A-1 Term Borrowing or a Tranche B Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) the identity of the relevant Borrower, which shall be a U.S. Borrower, in the case of a Revolving Borrowing, the Canadian Borrower, in the case of a Tranche A Term Borrowing, or the Parent Borrower, in the case of a Tranche A-1 Term Borrowing or Tranche B Term Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to any U.S. Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000, or (ii) the sum of the total Revolving Exposures plus the Local Currency Loan Exposure exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a U.S. Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a U.S. Borrower. The Swingline Lender shall make each Swingline Loan available to the relevant U.S. Borrower by means of a credit to the general deposit account of such U.S. Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the relevant U.S. Borrower or U.S. Borrowers of any participation in any Swingline Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a U.S. Borrower (or other party on behalf of a U.S. Borrower) in respect of a Swingline Loan of such U.S. Borrower after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a U.S. Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Revolving Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Revolving Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any U.S. Borrower may request the issuance of Letters of Credit for its own account and the Parent Borrower and any Subsidiary may jointly request the issuance of any Letter of Credit to support obligations of such Subsidiary (for the Parent Borrower’s account), in each case in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Maturity Date. For purposes of this Agreement, (i) “LC Applicant” means, in respect of any Letter of Credit, the U.S. Borrower requesting such Letter of Credit or, in the case of a Letter of Credit requested jointly by the Parent Borrower and any Subsidiary as contemplated above, the Parent Borrower and such Subsidiary, and (ii) “Account Party” means, in respect of any Letter of Credit requested by a U.S. Borrower, such U.S. Borrower and, in respect of any Letter of Credit requested jointly by the Parent Borrower and any Subsidiary as contemplated above, the Parent Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any LC Applicant to, or entered into by any LC Applicant with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Letters of Credit shall provide for drawings thereunder to be denominated in Dollars except as provided for Local Letters of Credit pursuant to Section 2.05(k).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an LC Applicant shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, such LC Applicant also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such LC Applicant shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the portion of the LC Exposure attributable to Local Letters of Credit shall not exceed $50,000,000 and (iii) the sum of the total Revolving Exposures and the Local Currency Loan Exposure shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) except as provided in paragraph (m) of this Section in respect of Extended Letters of Credit, the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, the Issuing Bank in respect of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded for any reason (subject to Section 2.05(k), in the case of Local Letters of Credit). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the relevant Account Party shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Account Party, as the case may be, shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Account Party prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that such Account Party receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Account Party receives such notice, if such notice is not received prior to such time on the day of receipt; provided that in the case of a LC Disbursement in respect of a Local Letter of Credit, the times of day referred to above in this clause (e) shall be deemed to be the local time at the place of payment; provided further that, if such LC Disbursement is denominated in Dollars and is not less than $500,000, such Account Party may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If such Account Party fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Account Party in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (but subject to Section 2.05(k), in the case of Local Letters of Credit), each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Account Party, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from such Account Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve such Account Party of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. An Account Party’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the relevant Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to pay under any Letter of Credit issued by it after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the relevant Account Party, by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the relevant Account Party shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Account Party reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the relevant Account Party fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank (if any, it being understood that a successor Issuing Bank shall not be required if there is more than one Issuing Bank obligated to issue additional Letters of Credit at the time). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) if there is a successor Issuing Bank, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Account Parties shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Primary Borrower described in clause (h) or (i) of Article VII. Such deposits of cash collateral shall be made in the respective amounts and currencies that correspond to the amounts and currencies of the LC Exposure in respect of each Letter of Credit. Each such deposit pursuant to this paragraph or Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Primary Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Account Parties’ risk and expense (unless reasonably objected to by the Parent Borrower in a timely manner), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Account Parties for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Account Party under this Agreement. If the Account Party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Account Parties within three Business Days after all Events of Default have been cured or waived. If the Account Party is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Account Party as and to the extent that, after giving effect to such return, the Account Party would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k) Local Letters of Credit. Subject to the terms and conditions set forth herein, the other conditions applicable to the issuance of Letters of Credit hereunder and the approval of the applicable Issuing Bank, LC Applicants may request the issuance of Local Letters of Credit. Upon the issuance of any Local Letter of Credit, and so long as any Local Letter of Credit remains outstanding, the following provisions shall apply:

(i) For purposes of determining the total LC Exposure at any time and for purposes of calculating fees payable under Section 2.12(b), the amount of any

Local Letter of Credit and of any LC Disbursements in respect thereof shall be deemed to be, as of any date of determination, the Dollar Amount thereof at such date. The initial Dollar Amount of any Local Letter of Credit shall be determined by the applicable Issuing Bank on the date of issuance thereof and adjusted from time to time thereafter, in each case, as provided below. The Dollar Amount of each Local Letter of Credit outstanding shall be adjusted by the applicable Issuing Bank on each Calculation Date as provided in Section 2.22(a). If an LC Disbursement is made by the Issuing Bank under any Local Letter of Credit, the Dollar Amount of such LC Disbursement shall be determined by such Issuing Bank on the date that such LC Disbursement is made. The applicable Issuing Bank shall make each such determination to be made by it by calculating the amount in Dollars that would be required in order for such Issuing Bank to purchase an amount of the applicable Local Currency equal to the amount of the relevant Local Letter of Credit or unpaid LC Disbursement, as the case may be, on the date of determination at the Spot Exchange Rate with respect to such Local Currency on such date of determination. Each applicable Issuing Bank shall notify the Administrative Agent and the Parent Borrower promptly of each such Dollar Amount determined by it, on the date that such determination is required to be made.

(ii) Subject to paragraph (iv) below, the obligation of the applicable Account Party to reimburse the applicable Issuing Bank for any LC Disbursement under any Local Letter of Credit, and to pay interest thereon, shall be payable only in the Local Currency in which such LC Disbursement is made, and shall not be discharged by paying an amount in Dollars or any other currency; provided that the applicable Issuing Bank may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Revolving Lenders or the Account Parties under paragraphs (iii) and (iv) below if such reimbursement is not actually made to the applicable Issuing Bank when due.

(iii) The obligation of each Revolving Lender under paragraphs (d) and (e) of this Section to pay its Applicable Percentage of any unpaid LC Disbursement under any Local Letter of Credit shall be payable only in Dollars and shall be in an amount equal to such Applicable Percentage of the Dollar Amount of such unpaid drawing determined as provided in paragraph (i) above. Under no circumstances shall the provisions hereof permitting the issuance of Letters of Credit in a Local Currency be construed, by implication or otherwise, as imposing any obligation upon any Revolving Lender to make any Loan or other payment under the Loan Documents, or to accept any payment from any Account Party in respect of any unreimbursed LC Disbursement, in any currency other than Dollars, it being understood that the parties intend all payments of Indebtedness created under the Loan Documents (other than the Local Currency Loans as set forth in this Agreement) to be denominated and payable only in Dollars except as expressly provided in paragraph (ii) above and in Section 2.18(a).

(iv) If and to the extent that any Revolving Lender pays its Applicable Percentage of any unreimbursed LC Disbursement under any Local Letter of Credit, then, notwithstanding clause (ii) above, the obligation of the applicable Account Party to reimburse the portion of such unreimbursed LC Disbursement funded by such Revolving Lender shall be converted to, and shall be payable only in, Dollars (in an amount equal to the Dollar amount funded by such Revolving Lender as provided above) and shall not be discharged by paying an amount in any other currency. Interest accrued on such unreimbursed LC Disbursement to and excluding the date of such payment by such Revolving Lender shall be for the account of the applicable Issuing Bank and be payable in the applicable Local Currency, but interest thereafter shall accrue on the Dollar amount owed to such Revolving Lender and shall be payable in Dollars.

(l) Certain Notices by Issuing Banks. Each Issuing Bank that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (i) the currency, amount (including the Dollar Amount thereof in the case of Local Letters of Credit) and expiration date of each Letter of Credit issued by such Issuing Bank at or prior to the time of issuance thereof, (ii) any amendment or modification to any such Letter of Credit at or prior to the time of such amendment or modification and (iii) any termination, surrender, cancelation or expiry of any such Letter of Credit at or prior to the time of such termination, surrender, cancelation or expiration.

(m) Extended Letters of Credit. LC Applicants may request that an Issuing Bank allow one or more Letters of Credit issued by it to expire later than permitted by clause (ii) of Section 2.05(c). An Issuing Bank may (but shall not have any obligation to) agree to issue such Letters of Credit, provided that no such Letter of Credit shall expire later than the date that is one year after the date of issuance. Any such Letter of Credit is referred to herein as an “Extended Letter of Credit”. The following provisions shall apply to any Extended Letter of Credit, notwithstanding any contrary provision set forth in this Agreement.

(i) Subject to paragraph (v) below, the participations of each Revolving Lender in each Extended Letter of Credit shall terminate at the close of business on the date that is five Business Days prior to the Revolving Maturity Date, with the effect that the Lenders shall not have any obligations to acquire participations in any LC Disbursement made thereafter (other than in respect of demands for drawings submitted prior to such termination).

(ii) On or before the fifth Business Day before the Revolving Maturity Date, the relevant Account Parties shall deposit with each Issuing Bank that shall have issued any Extended Letter of Credit then outstanding an amount in cash equal to 105% of the LC Exposure as of such date attributable to the outstanding Extended Letters of Credit issued by such Issuing Bank. Such deposits of cash collateral shall be made in the respective amounts and currencies that correspond to the amounts and currencies of the LC Exposure in respect of each Extended Letter of Credit. Each such deposit shall be held by the applicable Issuing Bank as collateral for the obligations of the relevant Account Party in respect of such

Extended Letters of Credit. If an Issuing Bank notifies the Administrative Agent that the relevant Account Party has failed to make such deposit of cash collateral with such Issuing Bank when due, the Administrative Agent shall notify each Revolving Lender of the amount equal to 105% of the LC Exposure attributable to such Issuing Bank’s Extended Letters of Credit, the deposit of cash collateral then due from the relevant Account Party in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent an amount in Dollars equal to its Applicable Percentage of the deposit of cash collateral then due from the relevant Account Party, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders, to be held as cash collateral as provided herein; provided that (A) no Revolving Lender shall be required to make any such payment to the extent that such payment would result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (B) a Revolving Lender shall be relieved of its participation in any Extended Letters of Credit to the extent of any payments made by it under this paragraph to fund deposits of cash collateral securing such Extended Letters of Credit and accordingly its LC Exposure shall be reduced to the extent of such payment and such reduction shall be taken into account in determining the limitation on a Lender’s obligation to fund as described in clause (A) of this proviso. Any amounts so received by an Issuing Bank in Dollars that secure any Local Letters of Credit may, in the discretion of such Issuing Bank, be converted by it to the Local Currency in which such Local Letter of Credit is denominated. Any payment made by a Revolving Lender pursuant to this paragraph to fund deposits of cash collateral shall constitute an ABR Revolving Loan for all purposes of this Agreement. Each Account Party hereby consents to the foregoing and agrees that the amounts paid by a Revolving Lender pursuant to this paragraph to fund deposits of cash collateral required to secure any Letter of Credit issued for the account of such Account Party shall constitute ABR Revolving Loans for its account due on the Revolving Maturity Date.

(iii) The applicable Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the collateral account in which it holds amounts deposited with it pursuant to sub-paragraph (ii) above. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the applicable Issuing Bank and at the risk and expense of the Account Parties, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Issuing Bank to reimburse LC Disbursements in respect of such Extended Letters of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the obligations of the Account Parties owed to such Issuing Bank hereunder. If any Extended Letter of Credit expires or is terminated, then within three Business

Days thereafter the relevant Issuing Bank shall return to the relevant Account Party cash collateral then held attributable to such Extended Letter of Credit (after deducting therefrom any amounts owed to such Issuing Bank by the relevant Account Party that are then due).

(iv) Subject to paragraph (v) below, after the close of business on the date that is five Business Days prior to the Revolving Maturity Date, the fees that would have accrued pursuant to clause (i) of Section 2.12(b) (if the participations of the Revolving Lenders in the Extended Letters of Credit had not terminated) shall continue to accrue on the LC Exposure in respect of each Extended Letter of Credit and shall be payable to the applicable Issuing Bank for its own account.

(v) If the participations of the Revolving Lenders in the Extended Letters of Credit terminate five Business Days prior to November 30, 2007, because the 2008 Senior Notes Refinancing Condition has not been satisfied or waived, but the 2008 Senior Notes Refinancing Condition is thereafter satisfied or waived prior to termination of the Revolving Commitments, then, upon the effectiveness of such satisfaction or waiver, the participations of each Revolving Lender in each Extended Letter of Credit shall revive and become effective, the fees described in paragraph (iv) above shall commence to accrue for the accounts of the Revolving Lenders (but any such fees accrued for the accounts of the Issuing Banks during the interim period shall remain for their account) and (unless an Event of Default has occurred and is continuing) the Issuing Banks shall, within three Business Days thereafter, return to the relevant Account Parties any cash collateral held pursuant to paragraph (iii) above.

(n) Existing Letters of Credit. All Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement for the account of the Global Borrower on and as of the Original Effective Date and shall constitute Letters of Credit for all purposes of the Loan Documents. All other letters of credit issued and outstanding under the Original Credit Agreement as of the Restatement Effective Date shall continue to constitute Letters of Credit issued under this Agreement on and as of the Restatement Effective Date for all purposes of the Loan Documents.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan (other then a Local Currency Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. Each Lender shall make each Local Currency Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., London time (or the time of such other city designated by the Administrative Agent), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City (or, in the case of any Local

Currency, such other city as the Administrative Agent may designate in respect of the applicable Local Currency) and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable U.S. Borrower, in the case of a Revolving Borrowing, the Canadian Borrower, in the case of a Tranche A Term Borrowing, or the Parent Borrower, in the case of a Tranche A-1 Term Borrowing or Tranche B Term Borrowing, may elect to convert the method of calculating interest in respect of such Borrowing to a different Type or to continue such Borrowing as the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Local Currency Borrowings, which may not be converted or continued; provided that a Local Currency Loan may be extended by mutual agreement of the relevant Borrower and Lender in respect of such Loan (in which case, at or prior to the effectiveness of such extension, such Lender shall notify the Administrative Agent of such extension and of the terms on which such Loan is being extended). Any such election shall not result in a novation and shall not otherwise be considered to result in a repayment and reissue of any Borrowing.

(b) To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election by telephone by the time that a

Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request containing the information set forth in Section 2.07(c) and signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Term Borrowing or Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A-1 Commitments shall terminate on the Restatement Effective Date upon funding of the Tranche A-1 Term Loans, (ii) the

Tranche B Commitments shall terminate on the Restatement Effective Date upon funding of the Tranche B Term Loans and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Parent Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Local Currency Loans in accordance with Section 2.11, the sum of the total Revolving Exposures plus the Local Currency Loan Exposure would exceed the total Revolving Commitments.

(c) The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan owed by such Borrower to such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan owed by such Borrower to such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Local Currency Loan owed by such Borrower to such Lender on the last day of the Interest Period applicable to such Loan and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan owed by such Borrower on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the currency thereof and the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof, the Borrower in respect thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class (or any Local Currency Loan) made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and, in the case of a promissory note evidencing one or more Local Currency Loans, such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (f) of this Section and subject to paragraph (d) of this Section, the Canadian Borrower shall repay Tranche A Term Borrowings (i) on March 31, June 30, September 30 and December 31 of each year prior to the Tranche A Maturity Date, commencing on June 30, 2005, in an aggregate principal amount equal to $593,750, and (ii) on the Tranche A Maturity Date, in an aggregate principal amount equal to $38,718,750.

(b) Subject to adjustment pursuant to paragraph (f) of this Section , the Parent Borrower shall repay Tranche A-1 Term Borrowings (i) on March 31, June 30, September 30 and December 31 of each year prior to the Tranche A-1 Maturity Date, commencing on March 31, 2007, in an aggregate principal amount equal to $4,750,000, and (ii) on the Tranche A-1 Maturity Date, in an aggregate principal amount equal to $309,750,000.

(c) Subject to adjustment pursuant to paragraph (f) of this Section, the Parent Borrower shall repay Tranche B Term Borrowings (i) on March 31, June 30, September 30, and December 31 of each year prior to the Tranche B Maturity Date, commencing on March 31, 2007, in an aggregate principal amount equal to $1,625,000, and (ii) on the Tranche B Maturity Date, in an aggregate principal amount equal to $606,125,000.

(d) Notwithstanding anything contained in this Section 2.10 and Section 2.11, prior to an Event of Default, (i) the amount of all scheduled repayments of the Tranche A Term Loans required to be paid pursuant to Section 2.10(a) on or prior to the fifth anniversary of the Original Effective Date plus (ii) the amount of all mandatory prepayments of the Tranche A Term Loans made or required to be made pursuant to Section 2.11 or any other provision of this Agreement shall not, in the aggregate, at any time on or prior to the fifth anniversary of the Original Effective Date, exceed an amount equal to 25% of the aggregate principal amount of Tranche A Term Loans made on the Original Effective Date; provided that the foregoing shall in no way preclude a Tranche A Lender from receiving principal payments in excess of the foregoing amounts upon or in connection with any Event of Default or voluntary prepayments of Tranche A Term Loans in accordance with Section 2.11.

(e) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, (ii) all Tranche A-1 Term Loans shall be due and payable on the Tranche A-1 Maturity Date and (iii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(f) Any prepayment of a Term Borrowing of any Class shall be applied (i) first, to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section during the twelve-month period after the date of such prepayment, in the chronological order thereof, and (ii) after such scheduled repayments during such period have been reduced to zero by reason of such prepayment or any previous prepayments, ratably to the remaining scheduled repayments of such Class to be made pursuant to this Section. If the aggregate principal amount of Tranche A-1 Term Loans made on the Restatement Effective Date is less than $400,000,000 or the aggregate principal amount of Tranche B Term Loans made on the Restatement Effective Date is less than $650,000,000, the scheduled repayments of Term Borrowings of the applicable Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such shortfall.

(g) Prior to any repayment of any Term Borrowings hereunder, the Canadian Borrower, in the case of Tranche A Borrowings, and the Parent Borrower, in the case of Tranche A-1 Borrowings or Tranche B Borrowings, shall select the Term Borrowing or Term Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, subject to the requirements of this Section; provided that a Borrower shall not have the right to prepay any Local Currency Loan without the prior written consent of the Lender thereof (unless the terms of such Local Currency Loan permit such prepayment).

(b) In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess. In the event that, on any Reset Date, the sum of the total Revolving Exposures and the Local Currency Loan Exposure exceeds 105% of the total Revolving Commitments, then, within three Business Days after notice thereof to the Parent Borrower from the Administrative Agent, the Borrowers shall prepay the Revolving Loans or Local Currency Loans (or a combination thereof) (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) such that, after giving effect thereto, the sum of the total Revolving Exposures plus the Local Currency Loan Exposure does not exceed the total Revolving Commitments.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings or Revolving Borrowings (in accordance with paragraph (e) below) in an aggregate amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term Prepayment Event, if the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the Parent Borrower and its Subsidiaries intend to apply (or enter into contractual commitments to apply) the Net Proceeds from such event (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Proceeds (and, in the case of any such contractual commitments, to apply such Net Proceeds within 360 days after receipt of such Net Proceeds), to acquire real property, equipment or other tangible assets to be used in the business of the Parent Borrower and its Subsidiaries (provided that, if assets disposed of pursuant to the relevant Prepayment Event were owned by a Loan Party, the assets acquired must be acquired by a Loan Party) and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except (i) to the extent of any such Net Proceeds therefrom that have not been so applied (or so committed to be applied) by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (or so committed to be applied) and (ii) in the case of any such Net Proceeds therefrom that, as of the end of such 270-day period, have been so committed to be so applied but have not yet been so applied, to the extent such Net Proceeds have not been so applied within 360 days after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. Notwithstanding the foregoing, if (A) any event occurs that constitutes a “Prepayment Event” (or would constitute a “Prepayment Event” except by reason of any of the exclusions set forth in the definition of the term “Prepayment Event”), (B) any Loan Party would be required to prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any High Yield Senior Notes, 2006 Mosaic Notes or other Material Indebtedness as a result of such event (a “Prepayment Requirement”) and (C) the Prepayment Requirement would be avoided or reduced if Borrowings were prepaid instead of applying Net Proceeds therefrom in accordance with the exclusion set forth in the proviso to the first sentence of this Section 2.11(c) or in the definition of the term “Prepayment Event” (or such Net Proceeds are not so applied), then, as and to the extent necessary to avoid or reduce the Prepayment Requirement, the Borrowers shall prepay Borrowings immediately prior to the expiry of any period that, if Borrowings are prepaid during such period, the Prepayment Requirement would be so avoided or reduced.

(d) Following the end of each fiscal year of the Parent Borrower, commencing with the fiscal year ending May 31, 2006, the Borrowers shall prepay Term Borrowings or Revolving Borrowings (in accordance with paragraph (e) below) in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year; provided that no such prepayment pursuant to this paragraph will be required with respect to Excess Cash Flow for any fiscal year if the Leverage Ratio is less than or equal to 3.75 to 1.0 as of the end of such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the relevant Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section; provided that (i) in the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that (subject to the exception set forth below) the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings, Tranche A-1 Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, (ii) in the event of any mandatory prepayment pursuant to paragraph (c) or (d) above made at a time when any Term Borrowings are outstanding, such selection shall be made so that such prepayments are applied to prepay Term Borrowings before any Revolving Borrowings are prepaid and (iii) any mandatory prepayment of Revolving Borrowings required by this Section shall not be construed to require a reduction of Revolving Commitments; provided further that the mandatory prepayment of Tranche A Term Borrowings on or prior to the fifth anniversary of the Original Effective Date shall be subject to the limitation set forth in Section 2.10(d) and, in the event of any mandatory prepayment of Term Borrowings made at a time when prepayment of Tranche A Term Borrowings is not permitted by reason of Section 2.10(d), the aggregate amount of such mandatory prepayment shall be allocated to prepay Tranche A-1 Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class or, if no Tranche A-1 Term Borrowings or Tranche B Term Borrowings remain outstanding, to prepay Revolving Borrowings (subject to clause (iii) above).

(f) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender or, in the case of a Local Currency Loan, the relevant Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment or (iv) in the case of prepayment of a Local Currency Loan, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment (unless the relevant Lender otherwise agrees). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans or Local Currency Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than a Local Currency Loan) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.375% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Original Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that a Defaulting Lender will not be entitled to receive such fee for any period that it is a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Original Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender and Local Currency Loan Exposure shall be disregarded for such purpose).

(b) The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure

(excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that a Defaulting Lender shall not be entitled to receive such fee for any period that it is a Defaulting Lender, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Parent Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Original Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All such fees shall be payable in Dollars (except, in the case of fees payable to any Issuing Bank, to the extent otherwise agreed in writing by such Issuing Bank).

(c) The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid, in the absence of manifest error, shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each Local Currency Borrowing shall bear interest on the unpaid principal amount thereof (i) in the case of a Negotiated Local

Currency Loan, at the interest rate agreed upon by the applicable Revolving Lender and the applicable Borrower, (ii) in the case of a Fixed Rate Loan, at the applicable Fixed Rate and (iii) in the case of a Eurocurrency Competitive Local Currency Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Each Lender shall give notice to the Administrative Agent by telephone or telecopy as promptly as practicable after determining that the circumstances referred to in paragraph (b) above applicable to such Lender no longer exist, and the Administrative Agent shall give notice to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable after the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances giving rise to any notice given by the Administrative Agent pursuant to the preceding sentence no longer exist.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank (without duplication of any amounts paid to such Lender pursuant to Section 2.17), as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Parent Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. Any such certificate shall be accompanied by an explanation of the circumstances or event that resulted in such claim for compensation. The relevant Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the relevant Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section 2.15, no Lender or Issuing Bank shall be entitled to compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section unless such Lender or Issuing Bank, as the case may be, represents to the Parent Borrower that at the time it is the policy or general practice of such Lender or Issuing Bank to demand such compensation for comparable costs or reductions, if any, in similar circumstances, if any, under comparable provisions of other credit agreements for comparable customers.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment (including any prepayment) of any principal of any Eurodollar Loan or any Local Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered by a Borrower pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan or any Local Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.19 or 10.02(c), or (e) the conversion of any Local Currency Loan pursuant to Section 9.01(a), then, in any such event, the relevant Borrower shall compensate each Lender for the loss, cost and expense (but excluding loss of margin) attributable to such event; provided that the foregoing shall not be construed to entitle a Lender of a Local Currency Loan to any such compensation (i) if such Lender shall have agreed that it is not entitled to such compensation or (ii) in excess of the compensation payable pursuant to a separate agreement entered into by such Lender with respect to such Loan, if applicable. In the case of a Eurodollar Loan or Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the same currency of a comparable amount and period from other banks in the eurodollar or eurocurrency (as applicable) market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender pursuant to this Section for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Parent Borrower of the loss, cost or expense and of such Lender’s intention to claim compensation therefor.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but excluding Indemnified Taxes or Other Taxes to the extent resulting from the gross negligence, bad faith or willful misconduct of the Agents, such Lender or the Issuing Banks, as applicable) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Parent Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or any Lender, as the case may be, determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes (a “Tax Refund”), which in the reasonable good faith judgment of the Administrative Agent or such Lender, as the case may be, is allocable to Taxes paid by a Borrower, it shall promptly pay such Tax Refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) plus any interest paid thereon by the relevant Governmental Authority with respect to such refund, net of all taxes and out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such Tax Refund; provided, however, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information) to the Borrowers or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time or, in the case of an amount payable in a Local Currency, 1:00 p.m. local time at the place of payment), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York (or, in the case of payments in a Local Currency, such other location as provided below), except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly provided herein with respect to Local Currency Loans and Local Letters of Credit. All payments to be made by any Borrower in a Local Currency pursuant to Section 2.05(k) or in respect of any Local Currency Loan shall be made in such Local Currency in such funds as may then be customary for the settlement of international transactions in such Local Currency for the account of the Administrative Agent at such time and at such place as shall have been notified by the Administrative Agent to the relevant Borrower by not less than four Business Days’ Notice.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent from such Borrower for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Parent Borrower or to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, designation or assignment.

(b) If (x) any Lender requests compensation under Section 2.15, or (y) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (z) any Lender defaults in its obligations to fund Loans hereunder, or becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Foreign Borrowing Subsidiaries. The Parent Borrower may from time to time designate any Foreign Subsidiary (other than an Excluded Global Subsidiary) to be a Foreign Borrowing Subsidiary hereunder by delivering to the Administrative Agent a Foreign Subsidiary Borrower Election with respect to such Subsidiary. The eligibility of any Foreign Borrowing Subsidiary to borrow or to have Letters of Credit issued for its account hereunder shall terminate when the Administrative Agent receives a Foreign Subsidiary Borrower Termination with respect to such Foreign Subsidiary. Each Foreign Subsidiary Borrower Election delivered to the Administrative Agent shall be duly executed on behalf of the relevant Foreign Subsidiary and the Parent Borrower, and each Foreign Subsidiary Borrower Termination delivered to the Administrative Agent shall be duly executed on behalf of the Parent Borrower. The delivery of a Foreign Subsidiary Borrower Termination shall not affect any obligation of the relevant Foreign Subsidiary theretofore incurred in its capacity as a Borrower, and such Foreign Subsidiary shall continue to constitute a Foreign Borrowing Subsidiary for all purposes hereof (other than the right to borrow Loans or to have Letters of Credit issued for its account) until all its obligations hereunder as a Borrower have been discharged and paid in full. The Administrative Agent shall promptly give notice to the Lenders and the Issuing Banks of its receipt of any Foreign Subsidiary Borrower Election or Foreign Subsidiary Borrower Termination.

SECTION 2.21. Local Currency Loans. (a) General. Subject to the terms and conditions set forth herein, one or more of the Foreign Borrowing Subsidiaries may borrow Local Currency Loans in the form of Competitive Local Currency Loans, Negotiated Local Currency Loans or any combination thereof; provided that on the date of the proposed borrowing and after giving effect thereto (i) the Local Currency Loan Exposure shall not exceed the Local Currency Sublimit, (ii) the sum of the total Revolving Exposures and the Local Currency Loan Exposure shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Section 4.02 shall be satisfied. All Local Currency Loans shall be subject to the terms and conditions of this Agreement and, in the event of any inconsistency between the terms of this Agreement and the terms of any Negotiated Local Currency Loan Agreement, the terms of this Agreement shall prevail.

(b) Negotiated Local Currency Loans. Subject to the terms and conditions set forth herein, upon the request of any Foreign Borrowing Subsidiary a Revolving Lender may, in its sole discretion, make a Loan (a “Negotiated Local Currency Loan”) to such Borrower; provided that such Negotiated Local Currency Loan shall (i) be denominated in a Local Currency, (ii) mature within one year after the date such Loan is made and in any event shall mature on or prior to the Revolving Maturity Date, (iii) be in an aggregate principal amount the Dollar Equivalent of which, on the date such Loan is made, is not less than $100,000 and (iv) otherwise comply with the applicable requirements of this Agreement. For purposes of subclause (iii) above, a Negotiated Local Currency Loan may be aggregated with other Negotiated Local Currency Loans being made by other Revolving Lenders on the same date to the same Borrower in the same Local Currency and with the same maturity. Prior to making any Negotiated Local Currency Loan, the Revolving Lender making such Loan shall deliver a written notice to the Administrative Agent (countersigned or acknowledged by the applicable Borrower or by the Parent Borrower on behalf of such Borrower) specifying (A) the aggregate principal amount of such Loan expressed in Dollars (which shall comply with subclause(iii) above) and expressed in the applicable units of Local Currency (determined by such Revolving Lender based on the Exchange Rate), (B) the date on which such Loan is to be made, (C) the Borrower of such Loan and (D) the interest rate (or basis for determining the interest rate) and maturity of such Loan. Thereafter, such Revolving Lender shall notify the Administrative Agent of each payment received in respect of such Loan and of any change in the interest rate or maturity of such Loan or any other terms of such Loan. Such Revolving Lender also shall deliver to the Administrative Agent copies of any agreements and other documents (“Negotiated Local Currency Loan Agreements”) entered into with the applicable Borrower or any other Loan Party in connection with such Loan, including any promissory note evidencing such Loan, as well as all amendments and modifications thereto.

(c) Competitive Local Currency Loans. (i) Subject to the terms and conditions set forth herein, upon the request of the Parent Borrower a Revolving Lender may, in its sole discretion, make a Loan (a “Competitive Local Currency Loan”) to a Foreign Borrowing Subsidiary in the form of a Eurocurrency Competitive Local Currency Loan or a Fixed Rate Loan; provided that (A) each Competitive Local Currency Loan shall be made pursuant to the procedures set forth in the following paragraphs of this Section and (B) the amount of any Competitive Local Currency Loan shall be funded in the applicable Local Currency in an amount equal to the Local Currency Equivalent of the amount of such Competitive Local Currency Loan expressed in Dollars as provided below, as determined by the Administrative Agent.

(ii) In order to request Competitive Bids, the Parent Borrower shall hand deliver or transmit by facsimile to the Administrative Agent a duly completed Competitive Bid Request, to be received by the Administrative Agent (A) in the case of a Eurocurrency Competitive Local Currency Loan, not later than 10:00 a.m., New York City time, five Business Days before a proposed Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, two Business Days before a proposed Competitive Local Currency Borrowing. A Competitive Bid Request that does not conform substantially to the format of Exhibit E may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Parent Borrower of such rejection by facsimile. Each Competitive Bid Request shall refer to this Agreement and specify (A) the identity of the applicable Foreign Borrowing Subsidiary and whether the Borrowing then being requested is to be a Eurocurrency Competitive Local Currency Borrowing or a Fixed Rate Borrowing, (B) the requested currency of such Borrowing, which must be a Local Currency, (C) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be expressed in Dollars in an integral multiple of $100,000 and equal to or greater than $100,000, (D) the Interest Period with respect thereto (which shall be a period contemplated by the definition of the term “Interest Period” and may not end after the Revolving Maturity Date), (E) the maturity date of such

Competitive Local Currency Borrowing, which shall be the last day of the Interest Period with respect to such Competitive Local Currency Borrowing and (F) the location and number of the applicable Borrower’s account to which funds are to be disbursed (which must comply with Section 2.06), and such Competitive Bid Request shall be signed on behalf of the Parent Borrower and the relevant Foreign Borrowing Subsidiary. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall deliver by facsimile to the Revolving Lenders a Notice of Competitive Bid Request inviting the Revolving Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Local Currency Loans.

(iii) Each Competitive Bid by a Revolving Lender must be received by the Administrative Agent by facsimile (A) in the case of a Eurocurrency Competitive Local Currency Loan, not later than 9:30 a.m., New York City time, four Business Days before the proposed Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, one Business Day before the proposed Competitive Local Currency Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit C may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Revolving Lender making such nonconforming bid of such rejection as promptly as practicable. Each Competitive Bid shall refer to this Agreement and specify (1) the principal amount (which shall be expressed in Dollars in a minimum principal amount of $100,000 and in an integral multiple of $100,000 and which may equal the entire principal amount of the Competitive Local Currency Borrowing requested) of the Competitive Local Currency Loan or Loans that the Revolving Lender is willing to make, (2) the Competitive Bid Rate or Rates at which the Revolving Lender is prepared to make the Competitive Local Currency Loan or Loans and (3) the Interest Period and the last day thereof. If the Administrative Agent shall not have received a Competitive Bid from any Lender by the time required above, such Lender shall be deemed to have elected not to make a Competitive Bid; provided that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Local Currency Loan as part of such Competitive Local Currency Borrowing. A Competitive Bid submitted by a Revolving Lender pursuant to this paragraph (iii) shall be irrevocable.

(iv) The Administrative Agent shall notify the Parent Borrower, by facsimile, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount and the Interest Period (including the last day thereof) of each Competitive Local Currency Loan in respect of which a Competitive Bid was made and the identity of the Revolving Lender that made each bid by 12:00 noon (A) in the case of a Eurocurrency Competitive Local Currency Borrowing, four Business Days before the Competitive Local Currency Borrowing and (B) in the case of a Fixed Rate Borrowing, one Business Day before the proposed Competitive Local Currency Borrowing. The Administrative Agent shall send a copy of all Competitive Bids to the Parent Borrower for its records as promptly as practicable after completion of the bidding process set forth in this Section.

(v) The Parent Borrower may in its sole discretion, subject only to the provisions of this paragraph (v), accept or reject any Competitive Bid referred to in paragraph (iv) above. The Parent Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile (which shall be signed by the Parent Borrower and the relevant Foreign Borrowing Subsidiary) in a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in paragraph (iv) above not more than one hour after it shall have been notified of all such Competitive Bids by the Administrative Agent pursuant to such paragraph (iv); provided that (A) the failure of the Parent Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (iv) above, (B) the Parent Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if it has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Parent Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Parent Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the Parent Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (E) except pursuant to clause (D) above, no Competitive Bid shall be accepted for a Competitive Local Currency Loan unless such Competitive Local Currency Loan is in a minimum principal amount the Dollar Equivalent of which is $100,000, and in an integral multiple of units of the relevant Local Currency the Dollar Equivalent of which is $100,000; provided further, that if a Competitive Local Currency Loan must be in an amount the Dollar Equivalent of which is less than $100,000 because of the provisions of clause (D) above, such Competitive Local Currency Loan may be for a minimum amount the Dollar Equivalent of which is $20,000 or any integral multiple thereof and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause(D) the amounts shall be rounded to integral multiples the Dollar Equivalent of which is $20,000 in a manner which shall be in the discretion of the Parent Borrower. A notice given by the Parent Borrower pursuant to this paragraph (v) shall be irrevocable.

(vi) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at which Competitive Bid Rate) by facsimile, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Local Currency Loan in respect of which its Competitive Bid has been accepted.

(vii) No Competitive Local Currency Borrowing shall be requested or made hereunder if after giving effect thereto any of the conditions applicable to Revolving Loans set forth in Section 4.02 would not be satisfied.

(viii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Lender, it shall submit such Competitive Bid directly to the Parent Borrower one quarter of an hour earlier than the latest time at which the other Revolving Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (iii) above.

(ix) All notices required by this Section shall be given in accordance with Section 10.01.

SECTION 2.22. Currency Fluctuations. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, if there are any Local Letters of Credit or Local Currency Loans outstanding, (i) each Issuing Bank that has outstanding any Local Letter of Credit or LC Disbursement thereunder shall determine the Dollar Amount as of such Calculation Date of each outstanding Local Letter of Credit issued by it or LC Disbursement thereunder, and such Issuing Bank shall notify the Administrative Agent and the Parent Borrower of each Dollar Amount so determined and the relevant Spot Exchange Rate used by it to make such determination, (ii) the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Local Currency for which there is at such time any outstanding Local Currency Loan and (iii) the Administrative Agent shall give notice to the Revolving Lenders and the Parent Borrower of the Spot Exchange Rates and Exchange Rates so determined. The Spot Exchange Rates and the Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and (subject to Section 2.05(k) in the case of Spot Exchange Rates) shall remain effective until the next succeeding Reset Date.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date and the date of each Borrowing, if there are any Local Letters of Credit or Local Currency Loans then outstanding, the Administrative Agent shall (i) determine the Dollar Equivalent of the Local Currency Loans and Local Letters of Credit then outstanding (after giving effect to any Loans to be made or repaid on such date) and (ii) notify the Revolving Lenders and the Parent Borrower of the results of such determination and of the resulting total Revolving Exposures and Local Currency Loan Exposure.

SECTION 2.23. Incremental Facilities. The Parent Borrower may at any time, by notice to the Agents (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the addition of new credit facilities (the “Incremental Facilities”) consisting of a new tranche of term loans (the “Incremental Term Loans”); provided that at the time that any such Incremental Term Loans are made

(and after giving effect thereto) no Default shall exist and the Parent Borrower shall be in compliance with Sections 6.13 and 6.14, determined on a pro forma basis as if such Incremental Term Loans had been outstanding throughout the relevant four-fiscal-quarter period (in the case of Section 6.13) or on the last day of the most recent fiscal quarter (in the case of Section 6.14) for testing compliance therewith. The Incremental Facilities (i) shall be in an aggregate principal amount not exceeding (in the aggregate) $200,000,000 (and each tranche shall not be less than $50,000,000), (ii) shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (iii) shall not mature earlier than the Tranche B Maturity Date (but may, subject to clause (iv) below, have scheduled amortization prior to such date), (iv) shall not have a weighted average life that is shorter than that of the Tranche B Term Loans, (v) shall not accrue interest at a rate or rates in excess of the interest rates applicable to the Tranche B Term Loans and (vi) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (a) the terms and conditions applicable to Incremental Term Loans maturing after the Tranche B Maturity Date may provide for material additional or different financial or other covenants applicable only during periods after the Tranche B Maturity Date and (b) subject to clause (v) above, the Incremental Facilities may be priced differently than the Term Loans and the Revolving Loans. Such notice shall set forth the requested amount of Incremental Term Loans. Each existing Lender shall be offered the opportunity, but shall not be required, to provide a ratable share of any Incremental Term Loans. In the event that existing Lenders provide commitments in an aggregate amount less than the total amount of the Incremental Term Loans requested by the Parent Borrower, the Parent Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Additional Lender”) to extend commitments to provide Incremental Term Loans in an aggregate amount equal to the unsubscribed amount. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Agents. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agents, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Facility Amendment). No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

ARTICLE III

Representations and Warranties

Each U.S. Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent Borrower and its Subsidiaries (other than any Excluded Global Subsidiaries or Excluded Mosaic Subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept applies to such entity) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept applies to such entity) in, all jurisdictions where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Restatement Transactions to be entered into by each Loan Party, and each Foreign Borrowing Subsidiary, if any, are within such Loan Party’s or Foreign Borrowing Subsidiary’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Primary Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute (and, by virtue of any Foreign Subsidiary Borrower Election in respect of any Foreign Borrowing Subsidiary, this Agreement will constitute), a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03, the Restatement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) other consents, approvals, registrations and filings the failure to obtain which would not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect and (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrowers or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of (or any requirement to create or impose) any Lien on any asset of the Parent Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet of the Parent Borrower and its subsidiaries as at May 31, 2006, and the related consolidated statements of income, stockholders equity and cash flows of the Parent Borrower and its subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent registered public accounting firm, and (ii) the condensed consolidated balance sheet of the Parent Borrower and its subsidiaries as at August 31, 2006, and the related condensed consolidated statements of income, and cash flows for the fiscal quarter then ended, certified in each case on behalf of the Parent Borrower by a Financial Officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent Borrower and its consolidated subsidiaries as of such date and for the fiscal year or fiscal quarter, as applicable, ended on such date, in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except as disclosed in the financial statements referred to above or the notes thereto or the Information Memorandum and except for the Disclosed Matters, none of the Parent Borrower or its Subsidiaries has, as of the Restatement Effective Date, any material contingent liabilities or material unrealized losses.

(c) There has been no material adverse change in or affecting the business, assets, operations or financial condition of the Parent Borrower and its subsidiaries, taken as a whole, since May 31, 2006.

SECTION 3.05. Properties. (a) Each of the Parent Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Restatement Effective Date, Schedule 3.05 sets forth the address of each real property that is owned or leased by any Loan Party and at which Collateral with an aggregate book value exceeding $5,000,000 is located.

(d) As of the Restatement Effective Date, neither the Parent Borrower nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Primary Borrower, threatened against or affecting the Parent Borrower or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Restatement Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Parent Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) there are no pending, or to the knowledge of any Primary Borrower, threatened claims, actions, suits, proceedings or investigations arising under Environmental Laws (“Environmental Claims”) against or affecting the Parent Borrower or any Subsidiary, and (iii) to the knowledge of the Primary Borrowers, there are no facts, circumstances or conditions which would reasonably be expected to form the basis for an Environmental Claim against the Parent Borrower or any Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Parent Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and the failure to comply therewith pending such contest would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of calculating the Parent Borrower’s financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $80,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of calculating the Parent Borrower’s financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $175,000,000 the fair market value of the assets of all such underfunded Plans. The Parent Borrower has no contingent liability with respect to post-retirement benefits provided by the Parent Borrower or any of its Subsidiaries, other than (i) a liability for the continuation of coverage described in Part 6 of Subtitle B of Title I of ERISA or required under state law applicable to such matters, and (ii) liabilities which will not, individually or in the aggregate, exceed $350,000,000. Neither the Parent Borrower nor any of its Subsidiaries would reasonably be expected to incur a Withdrawal Liability in excess of $20,000,000.

SECTION 3.11. Disclosure. Neither the Information Memorandum, the offering memorandum for the 2006 Mosaic Notes, nor any of the other reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party or Foreign Borrowing Subsidiary to any Agent or to the initial Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) on or prior to the Restatement Effective Date, when taken as a whole as of the Restatement Effective Date, nor any of the reports, financial statements, certificates and other information required to be furnished pursuant to Article V hereof after the Restatement Effective Date, as of the date furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Primary Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Primary Borrowers, that the Primary Borrowers give no assurance such projections will be realized and that actual results may differ from those in the projected financial information and such differences may be material).

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth, in each case as of the Restatement Effective Date, the name of, the jurisdiction of organization of, and the ownership interest of the Parent Borrower in, each Subsidiary of the Parent Borrower and sets forth with respect to each such Subsidiary whether or not it is (a) a Subsidiary Loan Party (and, if so, whether it is a Global Loan Party or a Mosaic Loan Party), (b) Foreign Subsidiary, (c) Domestic Excluded Global Subsidiary, (d) Foreign Excluded Global Subsidiary or (f) an Excluded Mosaic Subsidiary.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Parent Borrower and its Subsidiaries as of the Restatement Effective Date. As of the Restatement Effective Date, all premiums due and payable in respect of such insurance have been paid. The Parent Borrower believes that the insurance maintained by or on behalf of itself and its Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Primary Borrowers, threatened, except as would not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Parent Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as would not reasonably be expected to have a Material Adverse Effect. All payments due from the Parent Borrower or any Subsidiary, or for which any claim may be made against the Parent Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary, except as would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately following the making of each Loan made on the Restatement Effective Date and after giving effect to the application of the proceeds of such Loans (taking into account each Loan Party’s rights and obligations under the Indemnity, Subrogation and Contribution Agreement), (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.16. Security Documents. (a) Each Pledge Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral (as defined in the applicable Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent pursuant to such Pledge Agreement, each Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person (subject only to any exceptions expressly permitted by such Pledge Agreement).

(b) Each Security Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral (as defined in the applicable Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, each Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, to the extent that a security interest can be perfected in such Collateral by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdiction, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(c) Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.16(c), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.17. Lien Basket Amount. As of the Restatement Effective Date, the Lien Basket Amount (after giving effect to the Restatement Transactions that are consummated on the Restatement Effective Date) is not less than $500,000,000.

SECTION 3.18. Excluded Subsidiaries and Unpledged Global Subsidiaries. (a) Domestic Excluded Global Subsidiaries. (i) The consolidated assets of the Domestic Excluded Global Subsidiaries (determined on a consolidated basis in accordance with GAAP as though all the Domestic Excluded Global Subsidiaries were a consolidated group but excluding all Foreign Subsidiaries of the Global Borrower that are subsidiaries of Domestic Excluded Global Subsidiaries and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 15% of the consolidated assets of the Global Borrower and its Domestic Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding all Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(ii) The consolidated assets of each Domestic Excluded Global Subsidiary (determined on a consolidated basis in accordance with GAAP with its Domestic Subsidiaries but excluding all of its Subsidiaries that are Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 5% of the consolidated assets of the Global

Borrower and its Domestic Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding all Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(iii) The consolidated operating income of the Domestic Excluded Global Subsidiaries for the period of four consecutive fiscal quarters most recently ended (determined on a consolidated basis in accordance with GAAP as though all the Domestic Excluded Global Subsidiaries were a consolidated group but excluding all Foreign Subsidiaries of the Global Borrower that are subsidiaries of Domestic Excluded Global Subsidiaries and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 15% of the consolidated operating income of the Global Borrower and its Domestic Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP but excluding all Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons)).

(iv) The consolidated operating income of each Domestic Excluded Global Subsidiary for the period of four consecutive fiscal quarters most recently ended (determined on a consolidated basis in accordance with GAAP with its Domestic Subsidiaries but excluding all of its Subsidiaries that are Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 5% of the consolidated operating income of the Global Borrower and its Domestic Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP but excluding all Foreign Subsidiaries of the Global Borrower and disregarding investments, and income on investments, in such Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(b) Excluded Mosaic Subsidiaries. (i) The consolidated assets of the Excluded Mosaic Subsidiaries (determined on a consolidated basis in accordance with GAAP as though all the Excluded Mosaic Subsidiaries were a consolidated group but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Parent Borrower that are subsidiaries of Excluded Mosaic Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries or Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 15% of the consolidated assets of the Domestic Mosaic Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Domestic Mosaic Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(ii) The consolidated assets of each Excluded Mosaic Subsidiary (determined on a consolidated basis in accordance with GAAP with its Domestic

Subsidiaries but excluding all of its Subsidiaries that are Florida Land Subsidiaries or Foreign Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 5% of the consolidated assets of the Domestic Mosaic Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Domestic Mosaic Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(iii) The consolidated operating income of the Excluded Mosaic Subsidiaries for the period of four consecutive fiscal quarters most recently ended (determined on a consolidated basis in accordance with GAAP as though all the Excluded Mosaic Subsidiaries were a consolidated group but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Parent Borrower that are subsidiaries of Excluded Mosaic Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 15% of the consolidated operating income of the Domestic Mosaic Subsidiaries (determined on a consolidated basis in accordance with GAAP but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Domestic Excluded Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(iv) The consolidated operating income of each Excluded Mosaic Subsidiary for the period of four consecutive fiscal quarters most recently ended (determined on a consolidated basis in accordance with GAAP with its Domestic Subsidiaries but excluding all of its Subsidiaries that are Florida Land Subsidiaries or Foreign Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons) represent less than 5% of the consolidated operating income of the Domestic Mosaic Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP but excluding all Florida Land Subsidiaries and Foreign Subsidiaries of the Domestic Excluded Subsidiaries and disregarding investments, and income on investments, in such Florida Land Subsidiaries and Foreign Subsidiaries and in any other Persons that are not U.S. Persons).

(v) For purposes of clauses (i) through (iv) above, there shall be excluded from the calculation (i) of consolidated assets, any receivables of any “Securitization Entity” (as defined in the 2006 Mosaic Indenture) that are subject to factoring, securitization and similar transactions that result in the incurrence of Indebtedness permitted by clause (xvii) or (xviii) of Section 6.01(a) and (ii) of consolidated operating income, any income in respect of any such receivables described above in subclause (i) of this clause (v).

(c) Unpledged Global Subsidiaries. (i) The consolidated assets of the Foreign Excluded Global Subsidiaries that are Unpledged Global Subsidiaries and are not Subsidiaries of Eligible Global Holding Companies (determined on a consolidated basis in accordance with GAAP as though all such Foreign Excluded Global Subsidiaries were a consolidated group) represent less than 15% of the consolidated assets of all the Foreign Subsidiaries of the Global Borrower (determined on a consolidated basis in accordance with GAAP as though all the Foreign Subsidiaries of the Global Borrower were a consolidated group).

(ii) The consolidated operating income of the Foreign Excluded Global Subsidiaries that are Unpledged Global Subsidiaries and are not Subsidiaries of Eligible Global Holding Companies for the period of four consecutive fiscal quarters most recently ended (determined on a consolidated basis in accordance with GAAP as though all such Foreign Excluded Global Subsidiaries were a consolidated group) represent less than 15% of the consolidated operating income of all the Foreign Subsidiaries of the Global Borrower for such period (determined on a consolidated basis in accordance with GAAP as though all Foreign Subsidiaries of the Global Borrower were a consolidated group).

(d) Treatment of Subsidiaries Without Income. For purposes of the representations set forth in paragraphs (a)(iii), (a)(iv), (b)(iii), (b)(iv) and (c)(ii) above, the operating income (loss) of any Subsidiary that does not have positive operating income for the relevant period shall be disregarded in calculating the consolidated operating income of each group of Persons in which such Subsidiary otherwise would have been included.

SECTION 3.19. Certain Payments. Each Loan Party has paid all material amounts due and owing by it in respect of obligations to carriers, warehousemen, landlords or other third parties that, in each case, possess any inventory constituting Collateral or have any inventory constituting Collateral located on or in any property owned or operated by them, except (a) current accounts payable that are not delinquent or aged beyond the period customary or required for payment thereof or (b) obligations that are being contested in compliance with Section 5.05.

SECTION 3.20. Certain Transactions. The Business Combination has been consummated in all material respects in accordance with the Merger Agreement. The Global Debt Amendments have been approved and have become effective on the terms described in the Global Debt Consent Solicitation.

SECTION 3.21. PLP Termination Date. The PLP Termination Date has occurred.

SECTION 3.22. Debt Tender Offers. The Debt Tender Offers have been consummated in a manner effective to remove the “Indenture Restrictions” (as defined in the Original Credit Agreement) under the 2001 Global Indentures and the 2003 Global Indentures, and such Indenture Restrictions have been so removed.

ARTICLE IV

Conditions

SECTION 4.01. [Intentionally Omitted].

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Primary Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. It is understood that the continuation or conversion of a Borrowing pursuant to Section 2.07 shall not be construed as the making of a Loan or Borrowing for purposes of this Section.

SECTION 4.03. Foreign Borrowing Subsidiaries. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by a Foreign Borrowing Subsidiary or of any Issuing Bank to issue the first Letter of Credit for the account of such Foreign Borrowing Subsidiary, whichever first occurs, is subject to receipt and acknowledgement by the Administrative Agent of a Foreign Subsidiary Borrower Election with respect to such Foreign Borrowing Subsidiary in accordance with Section 2.20 and to the satisfaction of the following further conditions:

(a) The Administrative Agent shall have received one or more favorable written opinions of counsel for such Foreign Borrowing Subsidiary reasonably acceptable to the Administrative Agent, with respect to (i) the organization and existence of such Foreign Borrowing Subsidiary, (ii) the due authorization, execution and delivery of the relevant Foreign Subsidiary Borrower Election, (iii) the legality, validity and binding effect on such Foreign Borrowing Subsidiary of the relevant Foreign Subsidiary Borrower Election and this Agreement and (iv) such other matters relating to such Foreign Borrowing Subsidiary as the Administrative Agent shall reasonably request.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Foreign Borrowing Subsidiary, its authorization to be a Borrower and any other legal matters relating to such Foreign Borrowing Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Primary Borrowers covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent (and promptly following receipt thereof, the Administrative Agent will furnish to each Lender):

(a) promptly when available and in any event within 95 days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by one or more independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except that, if different components of such consolidated financial statements are separately audited by different independent public accountants, then the audit report of any such accountants may contain a qualification or exception as to the scope of such audit insofar as it is limited to the specified component of such consolidated financial statements, provided that all components of such consolidated financial statements are audited and reported on) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) promptly when available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Parent Borrower by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (or, with respect to the statement and report to be delivered pursuant to clauses (iii) and (iv) below, for the fiscal quarter ending February 28, 2005, on or before February 10, 2006), a certificate on behalf of the Parent Borrower of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) of the Leverage Ratio as of the end of the fiscal year or quarter covered by such financial statements and (B) demonstrating compliance with Sections 6.12, 6.13, and 6.14, and, in the case of any such certificate required to be delivered with the financial statements delivered under clause (a) above, Section 3.18, (iii) attaching statements that separately state, for each of the Parent Borrower’s business units, their respective revenues and shares of Consolidated EBITDA for the period covered by such financial statements in a format reasonably acceptable to the Administrative Agent, (iv) attaching a report setting forth (A) the aggregate purchase commitments under commodity hedging agreements then in effect, stated separately for each future 12-month period and (B) the weighted average contract price for each such 12-month period and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) if prepared, financial statements as described in clauses (a) and (b) above (within the periods set forth in such clauses) for the Global Borrower and its consolidated subsidiaries, audited or certified as provided in such clauses;

(e) within 60 days after the commencement of each fiscal year of the Parent Borrower, a consolidated financial forecast for such fiscal year

(including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year, together with information separately stating for each of the Parent Borrower’s business units their respective forecasted revenues and shares of Consolidated EBITDA for such fiscal year, and setting forth the key assumptions used for purposes of preparing such forecasted information), in a format reasonably acceptable to the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be, to the extent not otherwise delivered pursuant to this Section 5.01; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any report, proxy statements or other material required to be delivered pursuant to clause (f) of this Section shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Parent Borrower will furnish paper copies of such reports, proxy statements and materials to any Lender that requests, by notice to the Parent Borrower, that the Parent Borrower do so, until the Parent Borrower receives notice from such Lender to cease delivering such paper copies.

SECTION 5.02. Notices of Material Events. Upon any Senior Officer’s knowledge of same, the Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement on behalf of the Parent Borrower of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) The Parent Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s jurisdiction of organization, type of organization, identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational number. The Parent Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the priority required by the relevant Security Documents. The Parent Borrower also agrees promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01 (or, with respect to the financial statements for the fiscal year ending May 31, 2005, on or before February 10, 2006), the Parent Borrower shall deliver to the Administrative Agent a certificate on behalf of the Parent Borrower of a Financial Officer and the chief legal officer of the Parent Borrower (i) setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Original Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under each Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period and except with respect to Collateral with respect to which perfection is not required by the terms of the applicable Security Agreement).

SECTION 5.04. Existence; Conduct of Business. The Parent Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any conversion, merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale, transfer, lease or other disposition permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. The Parent Borrower will, and will cause each of its Subsidiaries to, pay its material Indebtedness and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing the contested obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. The Parent Borrower will, and will cause each of its Subsidiaries to, keep and maintain all its property in good working order and condition, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Insurance. The Parent Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts, subject to such deductibles and self-insurance retentions (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Parent Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. The Parent Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Loan Documents.

SECTION 5.09. Books and Records; Inspection Rights. The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided that representatives of the Parent Borrower will have the opportunity to be present at any meeting with its independent accountants. So long as no Default has occurred and is continuing, (i) the Lenders shall coordinate the exercise of their visitation and inspection rights under the immediately preceding sentence through the Administrative Agent and limit the exercise of such rights to one time per fiscal year, and (ii) neither the Parent Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by the Lenders in connection with the exercise of such rights.

SECTION 5.10. Compliance with Laws. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Tranche A-1 Term Loans and Tranche B Term Loans, together with the proceeds of the 2006 Mosaic Notes, will be used to repay all Existing Tranche B Term Loans (as defined in the Amendment and Restatement Agreement), to fund the purchase of all Designated Debt Securities tendered pursuant to the Debt Tender Offers and the redemption and repayment of any of the Global Borrower’s 11.25% senior notes due 2011 that are not so tendered and purchased, to pay fees and expenses incurred in connection with the Restatement Transactions and, to the extent of any excess proceeds, for general corporate purposes. The proceeds of Revolving Loans, Local Currency Loans and Swingline Loans will be used for general corporate purposes, including working capital and transaction costs related to the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued for general corporate purposes.

SECTION 5.12. Additional Subsidiaries; Additional Mortgaged Properties. (a) If any additional Subsidiary is formed or acquired after the Original Effective Date (or if any Subsidiary that was an Excluded Global Subsidiary or Excluded Mosaic Subsidiary ceases to be an Excluded Global Subsidiary or Excluded Mosaic Subsidiary, as applicable), the Parent Borrower will, within ten Business Days after such Subsidiary is formed or acquired (or after such Subsidiary ceases to be an Excluded Global Subsidiary or Excluded Mosaic Subsidiary, as applicable), notify the Administrative Agent and the Lenders thereof and, within ten Business Days (or, with respect to Foreign Subsidiaries, such longer time period as is commercially reasonable, not exceeding six months) after such Subsidiary is formed or acquired (or after such Subsidiary ceases to be an Excluded Global Subsidiary or Excluded Mosaic Subsidiary), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(b) In the event of any transaction that would permit the release of the Mortgage with respect to any Mortgaged Property or any material part thereof (including any sale, transfer or disposition of such Mortgaged Property or any material part thereof permitted by this Agreement or any sale, transfer or disposition of Equity Interests in any Subsidiary that directly, or indirectly through any of its Subsidiaries, owns such Mortgaged Property), such release shall be subject to the conditions that (i) prior to the release of such Mortgage, the Parent Borrower shall identify one or more other real properties (and improvements thereto) owned by one of more of the Loan Parties with a fair market value (taking into account any existing Permitted Encumbrances or other Liens thereon) not less than the fair market value (taking into account any existing Permitted Encumbrances and other Liens thereon that are prior to the Lien of the relevant Mortgage) of the relevant Mortgaged Property, and offer by notice to the Administrative Agent to provide a Mortgage thereon as substitute Collateral, (ii) the Administrative Agent shall have agreed, after notice to and consultation with the Lenders, that such substitute Collateral provides reasonably adequate substitute Collateral and to accept such substitute Collateral and (iii) substantially simultaneously with the release of such Mortgage, the relevant Loan Party or Loan Parties that own such real property or real properties (and improvements thereto) shall grant a Mortgage or Mortgages thereon, reasonably satisfactory in form and substance to the Collateral Agent, to secure the Obligations or the Global Obligations, as the case may be, as well as satisfying the requirements of clauses (e) and (f) of the definition of the term Collateral and Guarantee Requirement with respect to such real property or real properties (and improvements thereto). It is understood that the Administrative Agent or the Required Lenders may require, as a condition to accepting any real property or real properties (and improvements thereto) as substitute Collateral pursuant to this paragraph, that the Parent Borrower or the relevant Loan Party or Loan Parties provide reasonably satisfactory evidence of the value of the proposed substitute Collateral, including, if requested, appraisals and title reports.

(c) The release of the existing Mortgage on the Hersey Facility shall be permitted; provided that such Mortgage is replaced with a Mortgage on the Bartow Facility substantially simultaneously with such release (which replacement shall be deemed to have satisfied the conditions set forth in clauses (i) and (ii) of paragraph (b) above, but shall be made in compliance with clause (iii) of paragraph (b) above).

SECTION 5.13. Further Assurances. (a) The Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Parent Borrower also agrees to provide to the Agents, from time to time upon request of any Agent, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) On or prior to December 15, 2006, the Parent Borrower will (i) cause all promissory notes required to be delivered to the Collateral Agent pursuant to clause (c) of the definition of Collateral and Guarantee Requirement, and not previously so delivered, to be delivered to the Collateral Agent, and (ii) cause the Dutch Security Documents to be executed and delivered.

SECTION 5.14. Excluded Subsidiaries. (a) The Parent Borrower may from time to time designate, by notice to the Administrative Agent, any Domestic Subsidiary (or any Person that is being formed or acquired and, upon formation or acquisition thereof, would become a Domestic Subsidiary) of the Global Borrower to be a Domestic Excluded Global Subsidiary; provided that (A) the Parent Borrower may not designate as a Domestic Excluded Global Subsidiary, (1) any Subsidiary that is a Subsidiary Loan Party as of the Original Effective Date, (2) any Domestic Subsidiary that, prior to such designation, was a Subsidiary Loan Party and shall have become a party to any of the Guarantee Agreement or any of the Security Documents, or (3) any Domestic Subsidiary that has any Domestic Subsidiaries unless all such subsidiaries are designated as Domestic Excluded Global Subsidiaries in compliance with this Section, (B) at the time of such designation and after giving effect thereto (and after giving effect to the formation or acquisition of any applicable Subsidiary that is being formed or acquired), the representations set forth in Section 3.18 shall be true and correct and (C) the Parent Borrower shall certify in any such notice designating a Domestic Excluded Global Subsidiary that the conditions set forth in clauses (A) and (B) above are satisfied.

(b) The Parent Borrower may from time to time designate, by notice to the Administrative Agent, that any Domestic Excluded Global Subsidiary shall cease to be a Domestic Excluded Global Subsidiary; provided that a Subsidiary of an Excluded Global Subsidiary may not be designated to cease to be a Domestic Excluded Global Subsidiary. In the event of any such designation, the Parent Borrower will comply with Section 5.12.

(c) The Parent Borrower may from time to time designate, by notice to the Administrative Agent, any Domestic Mosaic Subsidiary (or any Person that is being formed or acquired and, upon formation or acquisition thereof, would become a Domestic Mosaic Subsidiary) to be an Excluded Mosaic Subsidiary; provided that (i) the Parent Borrower may not designate as an Excluded Mosaic Subsidiary, (A) any Subsidiary that is a Subsidiary Loan Party as of the Original Effective Date, (B) any Domestic Subsidiary that, prior to such designation, was a Subsidiary Loan Party and shall have become a party to any of the Guarantee Agreement or any of the Security Documents, or (C) any Domestic Subsidiary that has any Domestic Subsidiaries unless all such subsidiaries are designated as Excluded Mosaic Subsidiaries in compliance with this Section, (ii) at the time of such designation and after giving effect thereto (and after giving effect to the formation or acquisition of any applicable Subsidiary that is being formed or acquired), the representations set forth in Section 3.18 shall be true and correct and (iii) the Parent Borrower shall certify in any such notice designating an Excluded Mosaic Subsidiary that the conditions set forth in clauses (i) and (ii) above are satisfied.

(d) The Parent Borrower may from time to time designate, by notice to the Administrative Agent, that any Domestic Mosaic Subsidiary that is an Excluded Mosaic Subsidiary shall cease to be an Excluded Mosaic Subsidiary; provided that a Subsidiary of an Excluded Mosaic Subsidiary may not be designated to cease to be an Excluded Mosaic Subsidiary. In the event of any such designation, the Parent Borrower will comply with Section 5.12.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Primary Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including Incremental Term Loans incurred in compliance with 2.23);

(ii) Indebtedness existing on the Original Effective Date and set forth in Schedule 6.01 and extensions, renewals, replacements and refinancings of any such Indebtedness (made in accordance with clause (vi) of Section 6.08(b) with the proceeds of Permitted Refinancing Securities, in the case of Junior Debt Securities) that do not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement) or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) it is understood that extensions, renewals, replacements and refinancings of any such Indebtedness set forth in Schedule 6.01 that is a revolving credit facility as of the Original Effective Date may be made with Indebtedness that is in the form of revolving credit facilities so long as the committed amount thereof is not increased (except by the amount of any fee paid or payable in connection with such extension, renewal or replacement), and such extensions, renewals, replacements and refinancings do not result in an earlier maturity date or decreased weighted average life of the committed amount thereof and (B) it is understood that Designated Debt Securities purchased pursuant to the Debt Tender Offers shall be retired and not extended, renewed, replaced or refinanced under this clause;

(iii) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party shall be subject to Section 6.04;

(iv) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(v) Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) and clause (vi) below shall not exceed $100,000,000 at any time outstanding;

(vi) Indebtedness of any Person that becomes a Subsidiary after the Original Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) and clause (v) above shall be subject to the limitation set forth in clause (v) above;

(vii) Indebtedness of the Parent Borrower in respect of Permitted Debt Securities (other than Permitted Debt Securities that are permitted under clause (ii) above); provided that such Permitted Debt Securities are issued for cash consideration and the Net Proceeds therefrom are either applied as Monetary Acquisition Consideration in respect of a Permitted Acquisition within 30 days after receipt of such Net Proceeds (and deposited with the Administrative Agent until so applied) or treated as Net Proceeds of a Prepayment Event in respect of the incurrence of Indebtedness;

(viii) Indebtedness of the Parent Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is repaid within two Business Days after being incurred;

(ix) unsecured Indebtedness of the Parent Borrower or any of its Subsidiaries as an account party in respect of letters of credit issued for the account of the Parent Borrower or such Subsidiary, as the case may be, that either constitute trade letters of credit or are obtained in order to provide security for workers’ compensation claims or pension plans, payment obligations in connection with self-insurance, reclamation or closure liabilities or similar requirements, in each case in the ordinary course of business; provided that

(A) such Indebtedness is not Guaranteed by any of the Parent Borrower or its Subsidiaries and (B) any Indebtedness resulting from a drawing under any such letter of credit is repaid within two Business Days after such drawing;

(x) obligations of the Parent Borrower or any of its Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness) arising in the ordinary course of business;

(xi) industrial revenue bonds or similar tax-exempt Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance the construction or improvement of operations of the Parent Borrower and its Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(xii) Indebtedness of Foreign Subsidiaries (other than Foreign Loan Parties), including, factoring, securitization and similar transactions involving the receivables of such Foreign Subsidiaries, in an aggregate principal amount not exceeding $200,000,000 at any time outstanding; provided that Indebtedness of a Foreign Subsidiary shall not be counted against such $200,000,000 limitation to the extent such Indebtedness is (A) supported by a Letter of Credit and (B) such Foreign Subsidiary has agreed (pursuant to an agreement or instrument entered into with the Administrative Agent or pursuant to an agreement or instrument entered into with a Primary Borrower that has been assigned to the Administrative Agent as collateral pursuant to the relevant Security Document in a manner reasonably satisfactory to the Administrative Agent) to reimburse any drawing under such Letter of Credit;

(xiii) Indebtedness of the Parent Borrower issued as consideration for any Permitted Acquisition so long as such Indebtedness (A) is unsecured and subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, and (B) satisfies all requirements set forth in the definition of the term Permitted Debt Securities;

(xiv) Guarantees by Foreign Subsidiaries located in Brazil in an aggregate amount not exceeding $100,000,000 at any time outstanding;

(xv) Indebtedness of Fospar S.A. to Fertilizantes do Parana Ltda. which refinances existing Indebtedness owed to the Fertilizer Borrower in an amount not to exceed $10,000,000;

(xvi) Indebtedness represented by the 2006 Mosaic Notes and the Guarantees thereof and extensions, renewals, replacements and refinancings of any such Indebtedness (made in accordance with clause (vi) of Section 6.08(b) with the proceeds of Permitted Refinancing Securities);

(xvii) Receivables Financing Debt arising from any Permitted Receivables Financing to the extent involving the Receivables of Domestic Subsidiaries in an aggregate principal amount not exceeding $200,000,000 at any time outstanding; provided further that the $200,000,000 limitation contained in this clause shall be reduced by the principal amount of any outstanding Incremental Term Loans;

(xviii) Receivables Financing Debt arising from any Permitted Receivables Financing to the extent involving the Receivables of Subsidiaries (in addition to any such Indebtedness permitted under clauses (xii) and (xvii) of this Section), provided that an amount equal to the Net Proceeds of such Receivables Financing Debt is used to prepay Loans in the manner contemplated by Section 2.11(c) as if the incurrence of such Receivables Financing Debt were a Prepayment Event;

(xix) Indebtedness of a Florida Land Subsidiary which is non-recourse to the Parent Borrower or any other Subsidiary (other than a Florida Land Subsidiary);

(xx) Indebtedness of the Parent Borrower or any of its Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business, including the Faustina Ammonia Offtake Agreement; and

(xxi) other Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

(b) The Parent Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, except that the Parent Borrower may issue preferred stock that does not constitute a Disqualified Equity Interest. Notwithstanding the foregoing, any Subsidiary shall be permitted to issue any preferred stock or other preferred Equity Interest directly to the Parent Borrower or any Subsidiary Loan Party, provided that any such preferred stock or other preferred Equity Interest may not be sold, transferred or otherwise disposed of by the Parent Borrower or such Subsidiary Loan Party to any Person (other than the Parent Borrower or a Subsidiary Loan Party) unless (i) after such sale, transfer or other disposition, such Subsidiary shall no longer be a Subsidiary or (ii) the Parent Borrower has received the consent of the Required Lenders prior to any such transfer.

SECTION 6.02. Liens. (a) The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the Original Effective Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Original Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any property or asset acquired after the Original Effective Date and existing prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Original Effective Date that exists prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary (other than fixed or capital assets that are part of a Mortgaged Property); provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(vi) operating leases or subleases (other than with respect to Collateral) entered into in the ordinary course of business by the Parent Borrower or any Subsidiary, as lessor thereunder, that do not interfere in any material respect with the business of the Parent Borrower and the Subsidiaries;

(vii) customary restrictions on transfers of assets contained in agreements related to the sale by the Parent Borrower or the Subsidiaries of such assets pending their sale, provided that such restrictions apply only to the assets to be sold and such sale is permitted hereunder;

(viii) Liens (other than with respect to Collateral) in favor of Governmental Authorities to secure progress or advance payments;

(ix) Liens securing industrial revenue or pollution control bonds constituting Indebtedness permitted by clause (xi) of Section 6.01(a); provided that such Liens shall not apply to any assets other than those financed with the proceeds of such Indebtedness;

(x) Liens on property of Foreign Subsidiaries (other than Foreign Loan Parties) securing Indebtedness of Foreign Subsidiaries permitted by clause (xii) of Section 6.01(a);

(xi) Liens on Receivables and Related Security that are subject to a Permitted Receivables Financing permitted by clause (xvii) of Section 6.01(a);

(xii) Liens on Receivables and Related Security that are subject to a Permitted Receivables Financing permitted by clause (xviii) of Section 6.01(a);

(xiii) Liens on Florida Land or Equity Interests in a Florida Land Subsidiary securing Indebtedness permitted by clause (xix) of Section 6.01(a);

(xiv) Liens on property (other than Collateral) securing Indebtedness permitted by clause (xxi) of Section 6.01(a); and

(xv) this Section shall not be construed to prohibit the transactions permitted by clause (m), (n), (o), (p) or (q) of Section 6.05.

(b) The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien or any Debt (as defined in the 1997 Global Indenture and the 1998 Global Indenture) secured by a Lien (other than Indebtedness permitted by clause (xxi) of Section 6.01(a)), or permit any Sale and Lease-Back Transaction (as defined in the 1997 Global Indenture and the 1998 Indenture) to be consummated, in each case if the effect thereof would be to reduce the Lien Basket Amount.

SECTION 6.03. Fundamental Changes. (a) The Parent Borrower will not, nor will it permit any Subsidiary to, convert or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation, (ii) any Person may convert or merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such conversion or merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders and (iv) any Subsidiary (other than a Borrower) may convert, consolidate or merge with or into any other Person or Persons if (A) after the consummation of such transaction, such Subsidiary is no longer a Subsidiary and (B) such transaction is permitted by Section 6.05 (it being understood that any such transaction shall be deemed to be a sale of such Subsidiary for the purposes of Section 6.05); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the Original Effective Date (after giving effect to the Business Combination) and businesses reasonably similar, ancillary or related thereto; provided that the Parent Borrower and its Subsidiaries may engage, directly or indirectly, in the management of a Florida Land Subsidiary and the development and sale of Florida Land.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) investments existing on the Original Effective Date and set forth on Schedule 6.04;

(c) investments by the Parent Borrower and its Subsidiaries in Equity Interests in any Subsidiary, including in connection with the formation or creation of any additional Subsidiary; provided that (i) any such Equity Interests held by a Loan Party (other than Equity Interests of an Excluded Global Subsidiary that are not required to be pledged in order for the representation in Section 3.18(c) to be correct) shall be pledged pursuant to the applicable Pledge Agreement (subject to the limitations applicable to voting Equity Interests of a Foreign Subsidiary referred to in clause (b) of the definition of “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (excluding (A) all such investments, loans and advances existing on the Original Effective Date, and extensions, refinancings, restatements or modifications thereof that do not increase the aggregate amount thereof, (B) loans and advances made in cash that are evidenced by promissory notes pledged pursuant to the applicable Pledge Agreement, provided that (1) the proceeds of such loans and advances are not used to finance a Permitted Acquisition and (2) at the time of and after giving effect to any such loan or advance, the total Revolving Commitments exceeds the sum of the total Revolving Exposure and the Local Currency Exposure by at least $100,000,000, (C) cash investments in Equity Interests in Subsidiaries that are not Loan Parties made substantially simultaneously with or promptly following receipt of, and in an aggregate amount not exceeding the amount of, a cash distribution received by a Loan Party in respect of any Equity Interests in a Subsidiary that is not a Loan Party or in any joint venture, (D) investments, loans and advances to Subsidiaries that are not Loan Parties made substantially simultaneously with or promptly following receipt by any Loan Party of the proceeds from, and made with such proceeds from, the sale of Equity Interests of, or dissolution of, any joint venture or of any Subsidiary or Subsidiaries that are not Subsidiary Loan Parties and do not give rise to a Prepayment Event, (E) any assumption, by a Subsidiary (the “Assuming Subsidiary”) that is not a Loan Party, of Indebtedness of a Subsidiary that is not a Loan Party (the “Transferring Subsidiary”), owing to a Loan Party that is represented by a promissory note issued to such Loan Party (the “Lending Subsidiary”) and pledged pursuant to the applicable Pledge Agreement, provided that (1) the Assuming Subsidiary shall as promptly as is practicable issue a replacement promissory note representing such Indebtedness to the Lending Subsidiary, which promissory note shall, promptly after such issuance, be pledged pursuant to the applicable Pledge Agreement, (2) the Transferring Subsidiary shall not be released from its Indebtedness pursuant to its promissory note to the Lending Subsidiary until the promissory note issued by the Assuming Subsidiary has been pledged pursuant to the applicable Pledge Agreement, (3) the promissory note issued by the Transferring Subsidiary shall be canceled and deemed fully satisfied as promptly as practicable after the promissory note issued by the Assuming Subsidiary has been pledged pursuant to the applicable Pledge Agreement, (4) such transactions do not involve any additional payment or other consideration from any Loan Party to any Subsidiary that is not a Loan Party that is not otherwise permitted pursuant to this Agreement and (5) for purposes of determining compliance with the limitations in the other clauses of this paragraph, any such promissory note issued in reliance upon this clause (E) shall be treated as outstanding under the clause or clauses of this paragraph under which the canceled and satisfied promissory notes were permitted and (F) Indebtedness of a Foreign Subsidiary to the extent supported by a Letter of Credit and satisfying the other criteria described in the proviso to clause (xii) of Section 6.01(a), but including Indebtedness of a Foreign Subsidiary to the extent supported by a Letter of Credit but not satisfying one or more of the other criteria described in the proviso to clause (xii) of Section 6.01(a)) shall not exceed $75,000,000 at any time outstanding (it being understood that compliance with the limitation set forth in this clause shall be determined based on the amount of cash or fair market value of other assets invested as of the date of investment, without giving effect to any fluctuations in the value of such investment not attributable to dividends, distributions, repayments or redemptions);

(d) loans or advances made by the Parent Borrower to any Subsidiary and made by any Subsidiary to the Parent Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the applicable Pledge Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause(c) above;

(e) Guarantees by the Parent Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Parent Borrower or any other Subsidiary and other Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Subsidiary that is not a Loan Party shall not Guarantee any Indebtedness or other obligations of any Loan Party, and (ii) except for Guarantees made under the Loan Documents, a Subsidiary Loan Party shall not Guarantee any Indebtedness or other obligations of a Subsidiary that is not a Loan Party (but the Parent Borrower may Guarantee any Indebtedness of any Subsidiary);

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(g) Permitted Acquisitions; provided that (i) the consideration therefor shall consist solely of shares of capital stock of the Parent Borrower, Monetary Acquisition Consideration or a combination thereof, (ii) the aggregate Monetary Acquisition Consideration in respect of all such Permitted Acquisitions (other than Monetary Acquisition Consideration that does not constitute Limited Expenditures as determined in accordance with the definition of the term “Limited Expenditures”) shall not exceed $10,000,000, (iii) after giving effect thereto, any Monetary Acquisition Consideration that constitutes Limited Expenditures shall be permitted by Section 6.12 and (iv) the amount of Monetary Acquisition Consideration for any Permitted Acquisition that results in any Subsidiary or Subsidiaries that are not Subsidiary Loan Parties shall be subject to the limitation set forth in clause (c) above (with the amount of such Monetary Acquisition Consideration to be allocated ratably among the assets and businesses acquired pursuant to a Permitted Acquisition for this purpose, based on the fair value thereof, as reasonably determined by a Financial Officer of the Parent Borrower and certified to the Administrative Agent, and the amount so allocated to Subsidiaries that are not Subsidiary Loan Parties being treated as investments therein for purposes of such limitation);

(h) investments in joint ventures (i) made from the cash proceeds realized from the sale or dissolution after the Original Effective Date of investments existing as of the Original Effective Date in Equity Interests in joint ventures, (ii) made substantially simultaneously with or promptly following receipt of, and in an aggregate amount not exceeding the amount of, a cash distribution received after the Original Effective Date by the Parent Borrower or a Subsidiary in respect of any Equity Interests in a joint venture (other than cash distributions representing a return of capital in respect of an investment made on or after the Original Effective Date), or (iii) not exceeding $125,000,000 in the aggregate for all other such investments outstanding at any time; provided that (A) such joint ventures shall not have any Indebtedness at any time on or after the date that an investment is made therein that is with recourse to the Parent Borrower or any of its Subsidiaries, (B) the documentation governing any such joint venture does not contain a restriction on distributions to the Parent Borrower or any Subsidiary, (C) each such joint venture is engaged only in a business in which the Parent Borrower and its Subsidiaries would be permitted to engage as provided in Section 6.03(b) and (D) amounts realized in respect of investments in joint ventures that are reinvested in Subsidiaries that are not Loan Parties as contemplated by sub-clauses (C) and (D) of clause (c) above shall not be eligible for reinvestment in any joint venture pursuant to this clause (h);

(i) investments received as noncash consideration in respect of sales, transfers or dispositions permitted by Section 6.05;

(j) accounts receivable arising and deposits made in the ordinary course of business of the Parent Borrower and the Subsidiaries;

(k) Swap Agreements permitted under Section 6.07;

(l) loans and advances to officers and employees of the Parent Borrower or its Subsidiaries in accordance with prior practices;

(m) Guarantees by the Parent Borrower of Swap Agreements and other obligations incurred by any Subsidiary in the ordinary course of business;

(n) Guarantees by any Foreign Subsidiary that is not a Loan Party of any obligations of any of its Subsidiaries;

(o) any purchase, repurchase or acquisition of Indebtedness expressly permitted by Section 6.08(b); provided that any Indebtedness so purchased, repurchased or acquired is promptly retired and cancelled;

(p) any purchase, repurchase or acquisition by the Parent Borrower or any Subsidiary of outstanding loans or advances owed by the Parent Borrower to any Subsidiary or owed by any Subsidiary to the Parent Borrower or any other Subsidiary; provided that (i) any such purchase, repurchase or acquisition made from a Loan Party by a Subsidiary that is not a Loan Party shall be made for (A) cash in an amount not less than the outstanding principal amount thereof, (B) an equal principal amount of Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party or (C) the cancellation of an equal principal amount of Indebtedness owed by such Loan Party to a Subsidiary that is not a Loan Party (or any combination of the foregoing), and (ii) any such purchase, repurchase or acquisition by a Loan Party from a Subsidiary that is not a Loan Party shall comply with Section 6.09;

(q) Capital Expenditures otherwise permitted by this Agreement;

(r) capital stock of the Parent Borrower acquired pursuant to a Restricted Payment permitted by this Agreement and held as treasury stock;

(s) acquisitions and asset swaps in the ordinary course of business that are described in Schedule 6.04;

(t) investments that are part of any Brazil Transaction;

(u) investments that are part of any Florida Land Transaction or investments in any Florida Land Subsidiary; provided that the aggregate net book value of all assets of the Parent Borrower and its Subsidiaries subject to Florida Land Transactions consummated since the Restatement Effective Date and all such investments shall not exceed $150,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Parent Borrower and its consolidated Subsidiaries prior to the Florida Land Transaction involving such asset or the making of such investment;

(v) Guarantees of the Parent Borrower or any of its Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business, including the Faustina Ammonia Offtake Agreement; and

(w) other investments made after the Original Effective Date in an aggregate amount not exceeding $50,000,000 at any time outstanding.

SECTION 6.05. Asset Sales. The Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, raw materials, supplies and used or surplus equipment, in each case in the ordinary course of business;

(b) sales, transfers and dispositions to the Parent Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of assets (other than (i) any Equity Interests in a Subsidiary or (ii) any Mortgaged Property, it

being understood that the demolition, removal or modification of improvements at a Mortgaged Property shall not be prohibited by this clause) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $50,000,000 during any fiscal year of the Parent Borrower; provided further that sales, transfers or other dispositions of interests in a joint venture shall not be prohibited by this clause (and shall not reduce the $50,000,000 limitation in this clause) if the Net Proceeds of such sale, transfer or other disposition are (A) used to prepay Loans in the manner contemplated by Section 2.11(c) as if such sale, transfer or other disposition were a Prepayment Event or (B) reinvested pursuant to Section 6.04(h)(i) or (ii);

(d) Permitted Investments for cash consideration;

(e) the leasing, subleasing or licensing of real or personal property (including intellectual property but excluding Collateral) in the ordinary course of business;

(f) transfers and dispositions in the ordinary course of business of inventory or raw materials (or a combination thereof) in exchange for consideration that constitutes inventory or raw materials (or a combination thereof);

(g) transfers and dispositions of interests in real property (other than Mortgaged Property) in exchange for consideration that constitutes interests in real property, permits, easements, utilities, services and other accommodations from any Governmental Authority or other Person; provided that the aggregate fair market value of all interests in real property transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $10,000,000 for any one transaction or series of related transactions;

(h) other transfers and dispositions of interests in real property (other than Mortgaged Property); provided that the aggregate fair market value of all real property transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $5,000,000 during any fiscal year of the Parent Borrower;

(i) sales, transfers and dispositions by the Parent Borrower or any direct or indirect wholly owned Subsidiary of the Parent Borrower of Equity Interests in any Subsidiary to (i) the Parent Borrower, (ii) any Subsidiary Loan Party or (iii) the issuer of such Equity Interests, so long as, after the consummation of such sale, transfer or disposition, such issuer is a direct or indirect wholly owned Subsidiary of the Parent Borrower;

(j) transfers and dispositions of interests in Mortgaged Property; provided that the aggregate fair market value of all Mortgaged Property transferred or otherwise disposed of in reliance on this clause (j) shall not exceed $1,000,000 during any fiscal year of the Parent Borrower;

(k) sales, transfers and asset swaps in the ordinary course of business that are described in Schedule 6.05;

(l) sale and leaseback transactions permitted under Section 6.06;

(m) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than 90 days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(n) the factoring, securitization or other disposition of receivables of Foreign Subsidiaries (other than Foreign Loan Parties), in each case to the extent either (i) resulting in Indebtedness permitted under clause (xii) of Section 6.01(a) or (ii) made pursuant to a true sale thereof to a purchaser that is not an Affiliate of the Parent Borrower;

(o) the discount by Foreign Subsidiaries and the Fertilizer Borrower of letters of credit received by them to support or pay accounts receivable arising from the sale by such Foreign Subsidiaries or the Fertilizer Borrower of inventory in the ordinary course of business (including the transfer, without recourse, of the accounts receivable supported or to be paid by such discounted letters of credit); provided that the total discount from face value of the letters of credit and associated accounts receivable resulting from transfers permitted by this clause will not exceed $1,000,000 in any fiscal year;

(p) the factoring, securitization or other disposition of Receivables and Related Security of Domestic Subsidiaries, in each case pursuant to a Permitted Receivables Financing permitted under clause (xvii) of Section 6.01(a);

(q) the factoring, securitization or other disposition of Receivables and Related Security of Subsidiaries, in each case pursuant to a Permitted Receivables Financing permitted under clause (xviii) of Section 6.01(a);

(r) any Florida Land Transaction, provided that the Net Proceeds therefrom are (i) used to make an investment or expenditure related to the operations or business of a Florida Land Subsidiary or (ii) used in the manner contemplated by Section 2.11(c) as if such Florida Land Transaction were a Prepayment Event; and

(s) any Brazil Transaction;

provided that (i) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clauses (b), (f), (g), (h), (i), (j), (k), (n), (p), (q), (r) and (s) above) not less than 85% of the consideration therefor (excluding, for this purpose, any such consideration in the form of the assumption by the purchaser of the outstanding principal amount of any Indebtedness of the Parent Borrower or any Subsidiary related to the assets that are so sold, transferred or otherwise disposed of) shall consist of cash consideration to be received in accordance with normal trade terms; provided that with respect to those permitted by clauses (p) and (q) above, the percentage of cash consideration received therefor shall be customary for securitization transactions, and (ii) any sale, transfer or other disposition of all or any material part of any Mortgaged Property (directly or by virtue of any sale, transfer or disposition of Equity Interests in a Subsidiary that is the direct or indirect owner of such Mortgaged Property) shall be subject to Section 5.12(b).

SECTION 6.06. Sale and Leaseback Transactions. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) any such sale of any fixed or capital assets (A) that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset or (B) with a fair market value not to exceed $50,000,000 in the aggregate or (ii) any Florida Land Transaction, provided that the aggregate net book value of all assets of the Parent Borrower and its Subsidiaries subject to Florida Land Transactions and all investments in Florida Land Subsidiaries consummated since the Restatement Effective Date shall not exceed $150,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Parent Borrower and its consolidated Subsidiaries prior to the Florida Land Transaction involving such asset or the making of such investment.

SECTION 6.07. Swap Agreements. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness; Synthetic Purchase Agreements. (a) The Parent Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i)

the Parent Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Parent Borrower may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Subsidiaries, (iv) repurchases of capital stock of the Parent Borrower deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchase of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to an employee or director to pay for the taxes payable by such employee or director upon such issuance, grant or award, (v) if (A) in the case of a dividend, at the time declared no Event of Default has occurred and is continuing, (B) in the case of any other Restricted Payment, at the time made and after giving effect thereto no Default has occurred and is continuing and (C) in the case of each Restricted Payment, immediately after giving effect to any payment thereof there shall be an aggregate of at least $100,000,000 of unutilized Revolving Commitments and Permitted Investments, the Parent Borrower may make Restricted Payments in cash in an amount that will not result in the cumulative amount of all such Restricted Payments permitted by this clause (v) made after the Original Effective Date (after giving effect to Restricted Payments consisting of dividends declared and not yet paid) exceeding the sum of $20,000,000 plus 25% of the sum of Consolidated Net Income for each fiscal year (if any) ended on or after May 31, 2006, and prior to the date of such Restricted Payment (or the declaration thereof, in the case of a dividend) for which financial statements are available plus 25% of the Net Proceeds received by or on behalf of the Parent Borrower after the Original Effective Date in respect of offerings by the Parent Borrower of Equity Interests in compliance with the terms of this Agreement (other than (A) in respect of offerings by the Parent Borrower to any Subsidiary and (B) to the extent any such Net Proceeds are applied pursuant to any provision of this Agreement that allows funds to be applied for a particular purpose based upon Net Proceeds of Equity Interests issued by the Parent Borrower), (vi) if at the time declared no Event of Default has occurred and is continuing, the Parent Borrower may declare and pay dividends with respect to its preferred stock and other preferred Equity Interests issued in accordance with Section 6.01(b) in an amount that will not result in the cumulative amount of all such dividends permitted by this clause (vi) paid during any fiscal year of the Parent Borrower exceeding $20,000,000, (vii) any Subsidiary may purchase or redeem any portion of its Equity Interests, provided that, following any such purchase or redemption, such Subsidiary is a direct or indirect wholly owned Subsidiary of the Parent Borrower, and (viii) the Parent Borrower or any of its Subsidiaries may consummate Florida Land Transactions provided that the aggregate net book value of all assets of the Parent Borrower and its Subsidiaries subject to Florida Land Transactions and all investments in Florida Land Subsidiaries consummated since the Restatement Effective Date shall not exceed $150,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Parent Borrower and its consolidated Subsidiaries prior to the Florida Land Transaction involving such asset or the making of such investment.

(b) The Parent Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary or optional payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any voluntary or optional payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under this Agreement;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(iv) prepayment of Indebtedness outstanding under the Existing Global Credit Agreement on the Original Effective Date;

(v) payments of Indebtedness owing to a Loan Party;

(vi) payments made to prepay, repurchase or redeem Junior Debt Securities; provided that any such payment shall be permitted under this clause (vi) only if (A) either (1) such payment is made with the Net Proceeds of either Equity Interests issued by the Parent Borrower in compliance with this Agreement or Permitted Refinancing Securities, in either case within 60 days after receipt of such Net Proceeds (and, if not so applied on the date of receipt of such Net Proceeds, such Net Proceeds shall be deposited and held in a restricted account, established on terms and pursuant to procedures reasonably satisfactory to the Administrative Agent, for the purpose of making such payment) or (2) at the time of and after giving effect to such payment, the Leverage Ratio is less than 2.5 to 1.0 and the total Revolving Commitments exceeds the sum of the total Revolving Exposures and the Local Currency Loan Exposure by at least $200,000,000, (B) no Default exists at the time of and after giving effect to such payment, (C) the Junior Debt Securities prepaid, repurchased or redeemed pursuant to such payment are retired and canceled and (D) the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the conditions set forth in clauses (A), (B) and (C) above are satisfied;

(vii) payments and reborrowings under revolving credit facilities otherwise permitted as Indebtedness under this Agreement; provided that voluntary termination of lending commitments under such revolving credit facilities shall not be permitted unless (A) treated as a voluntary prepayment of the Indebtedness thereunder and otherwise allowed under this Section or (B) such commitments are replaced or refinanced pursuant to a revolving credit facility otherwise permitted as Indebtedness under this Agreement within a reasonable time following such termination;

(viii) payments made for open market repurchases of Junior Debt Securities not otherwise permitted under this Section 6.08(b); provided that any such payment shall be permitted under this clause (viii) only if (A) no Default exists at the time of and after giving effect to such payment, (B) at the time of and after giving effect to such payment, the Leverage Ratio is less than 3.75 to 1.0 and the total Revolving Commitments exceeds the sum of the total Revolving Exposure and the Local Currency Exposure by at least $250,000,000, (C) the sum of such payments made in reliance upon this clause (viii) in any fiscal year shall not exceed $40,000,000, (D) the Indebtedness so repurchased pursuant to such payments is retired and canceled and (E) the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the conditions set forth in clauses (A), (B), (C) and (D) above are satisfied;

(ix) payments made for repurchases pursuant to tender offers in respect of Junior Debt Securities not otherwise permitted under this Section 6.08(b); provided that any such payment shall be permitted under this clause (ix) only if (A) no Default exists at the time of and after giving effect to such payment, (B) prior to commencing any such tender offer, the Primary Borrowers shall have notified the Administrative Agent (which shall promptly notify the Lenders) of their offer to either (x) optionally prepay the Term Loans pursuant to Section 2.11(a) in an aggregate principal amount specified in such notice or (y), unless such offer of prepayment is accepted by the Required Lenders, to utilize cash in an equal amount (or, if such offer of prepayment of the Term Loans is an offer to prepay the Term Loans in full, a greater amount specified in such notice) to repurchase Junior Debt Securities pursuant to one or more tender offers, (C) the Required Lenders shall not have notified the Administrative Agent within five Business Days after receipt of such notice of their election to accept such offer to prepay Term Loans in such aggregate principal amount, (D) the payments made pursuant to any such tender offer shall be made within 60 days after the expiration of such five Business Day period and shall not exceed the aggregate principal amount of prepayments of Term Loans specified in the notice referred to in clause (B) above (or the greater amount specified in such notice, if such notice offered to prepay the Term Loans in full), (E) the Indebtedness so repurchased pursuant to such payments is retired and canceled and (F) the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the conditions set forth in clauses (A), (B), (C), (D) and (E) above are satisfied; and

(x) payments made in connection with the consummation of the Debt Tender Offers on the Restatement Effective Date and the redemption and repayment of any of the Global Borrower’s 11.25% senior notes due 2011 that are not tendered and repurchased pursuant to the Debt Tender Offers.

(c) The Parent Borrower will not, nor will it permit any Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement, except any Synthetic Purchase Agreement entered into by the Parent Borrower with respect to Indebtedness of the Parent Borrower (other than Loans) and payments thereunder provided that the optional prepayment or redemption of such Indebtedness would be permitted under paragraph (b) of this Section at the time such Synthetic Purchase Agreement is entered into (other than pursuant to a refinancing). The Parent Borrower shall promptly deliver to the Administrative Agent a copy of any Synthetic Purchase Agreement to which it becomes party.

SECTION 6.09. Transactions with Affiliates. The Parent Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) payment of customary fees and expenses to members of the board of directors of the Parent Borrower and its Subsidiaries, (e) transactions between or among any Subsidiary and (i) the Parent Borrower or (ii) any other Subsidiary, in each case as permitted by paragraphs (b), (c), (d), (e), (m) or (n) of Section 6.04, (f) payment of employee compensation to any Affiliate who is an individual in such Person’s capacity as an officer, employee or consultant of the Parent Borrower or any of its Subsidiaries, (g) any transactions in the ordinary course of business between the Parent Borrower or any Subsidiary of the Parent Borrower on the one hand and Phosphate Chemicals Export Inc. on the other hand, so long as Phosphate Chemicals Export Inc. is not being considered a “Subsidiary” as contemplated in the definition of such term, (h) any transactions permitted by clause (h), (n), (p) or (q) of Section 6.05, (i) transactions contemplated by and conducted in accordance with the Transition Services Agreement dated October 22, 2004 between Cargill and the Parent Borrower (the “Transition Services Agreement”), (j) transactions existing on the date hereof identified on Schedule 6.09, (k) extended payment terms allowed, in the ordinary course of business consistent with past practices, by the Parent Borrower or any Subsidiary in respect of accounts receivable owed to it by any Subsidiary, (l) transactions between or among Subsidiaries that are not Loan Parties that do not involve any other Affiliate, provided that if any Subsidiary party to any such transaction is not wholly owned (directly or indirectly) by the Parent Borrower, and any Equity Interest (other than a de minimus Equity Interest) in such Subsidiary is owned, directly or indirectly, by an Affiliate of the Parent Borrower (other than another such Subsidiary), the terms of such transaction shall not be more favorable to such Subsidiary in any material respect than could be obtained on an arm’s length basis from a related third party, (m) purchases and sales of inventory made between any Loan Party or Loan Parties on the one hand, and Subsidiaries that are not Loan Parties on the other hand, in each case in the ordinary course of business and at prices not less (in any material respect) than the lower of cost or market value of such inventory, (n) Florida Land Transactions, provided that the aggregate net book value of all assets of the Parent Borrower and its Subsidiaries subject to Florida Land Transactions and all investments in Florida Land Subsidiaries consummated since the Restatement Effective Date shall not exceed $150,000,000 in the aggregate; provided further that the net book value of any such asset shall be its net book value as of the date of the most recent available internal financial statements of the Parent Borrower and its consolidated Subsidiaries prior to the Florida Land Transaction involving such asset or the making of such investment, and (o) transactions between any of the Parent Borrower or any of its Subsidiaries with (i) a Florida Land Subsidiary or (ii) any Subsidiary resulting from a Brazil Transaction; provided that such transactions are on terms that are no less favorable to the Parent Borrower or the relevant Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by the Parent Borrower or the relevant Subsidiary and an unrelated Person and in the event any such transaction involves aggregate payments or assets with a fair market value in excess of $15,000,000 the Board of Directors of the Parent Borrower or, as long as it is in existence, the Special Transactions Committee of the Parent Borrower has approved such transaction and such approval is evidenced by a resolution that states that such Board of Directors or Special Transactions Committee, as applicable, has determined that the transaction complies with the foregoing.

SECTION 6.10. Restrictive Agreements. The Parent Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any laws, rules or regulations of any Governmental Authority or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions arising under this Agreement, the other Loan Documents and the 2006 Mosaic Notes or existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition in any material respect), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to any restriction under an agreement governing Indebtedness of a Foreign Subsidiary (other than Foreign Loan Parties) incurred in compliance with Section 6.01 if such restriction applies only to assets of such Foreign Subsidiary, (vii) clause (a) of the foregoing shall not apply to customary provisions in joint venture agreements relating solely to the respective joint venture or the Equity Interests therein, (viii) the foregoing shall not apply to any such restrictions or conditions imposed by the terms of any Permitted Refinancing Securities or any Indebtedness of the Parent Borrower for borrowed money that the Parent Borrower incurs after the Original Effective Date in compliance with this Agreement if such restrictions or conditions are no less favorable to the Parent Borrower and the Lenders than those contained in the 2006 Mosaic Indenture, (ix) the foregoing shall not apply to any such restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of) the acquisition of any Person or assets (including agreements governing Indebtedness permitted pursuant to clause (v) of Section 6.01(a)), provided that such restrictions and conditions apply only to the Person or assets so acquired and (x) the foregoing shall not apply to customary restrictions and conditions contained in agreements with surety companies that waive or prohibit subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations until obligations to the applicable surety company have been paid or satisfied, in each case after a claim is made upon such surety company.

SECTION 6.11. Amendment of Material Documents. The Parent Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents in a manner that is materially adverse to the interests of the Lenders, (b) any indenture, agreement or other instrument evidencing or governing the 2006 Mosaic Notes or any Indebtedness identified on Schedule 6.01 in a manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders, (c) any agreement or instrument governing the transactions identified on Schedule 6.09 in any manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders or (d) the Transition Services Agreement in a manner that (taking all such amendments, modifications and waivers as a whole) is adverse to the interests of the Lenders.

SECTION 6.12. Limited Expenditures. The Parent Borrower will not permit the aggregate amount of Limited Expenditures made, paid or incurred by the Parent Borrower and its Subsidiaries in any fiscal year set forth below to exceed the amount set forth below opposite such fiscal year; provided that, if the amount of permitted Limited Expenditures set forth below with respect to any fiscal year (without giving effect to any increase permitted by this proviso) exceeds the actual amount of Limited Expenditures made, paid or incurred by the Parent Borrower and its Subsidiaries during such fiscal year, then the amount of permitted Limited Expenditures for the next fiscal year shall be increased by an amount equal to the lesser of (a) such excess and (b) 25% of the amount of Limited Expenditures permitted hereby for the prior year (without giving effect to any increase permitted by this proviso):

Fiscal Year Ending	Amount
May 31, 2005	350,000,000
May 31, 2006 or thereafter	450,000,000

SECTION 6.13. Interest Expense Coverage Ratio. The Parent Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period; provided that, for purposes of this Section, Consolidated Interest Expense shall be deemed to be $45,900,000 for the fiscal quarter ended May 31, 2004, $46,000,000 for the fiscal quarter ended August 31, 2004 and $59,500,000 for the fiscal quarter ended November 31, 2004.

Period	Ratio
Original Effective Date through and including May 31, 2005	2.50 to 1.00
June 1, 2005 through and including November 30, 2005	2.75 to 1.00
December 1, 2005 through and including February 28, 2006	3.00 to 1.00
March 1, 2006 through and including August 31, 2006	2.75 to 1.00
September 1, 2006 through and including November 30, 2006	2.50 to 1.00
December 1, 2006 through and including February 28, 2007	2.75 to 1.00
March 1, 2007 through and including May 31, 2007	3.25 to 1.00
June 1, 2007 and thereafter	3.50 to 1.00

SECTION 6.14. Total Leverage Ratio. The Parent Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Original Effective Date through and including May 31, 2005	4.25 to 1.00
June 1, 2005 through and including May 31, 2006	4.00 to 1.00
June 1, 2006 through and including August 31, 2006	3.75 to 1.00
September 1, 2006 through and including November 30, 2006	4.75 to 1.00
December 1, 2006 through and including February 28, 2007	4.00 to 1.00
March 1, 2007 through and including May 31, 2007	3.75 to 1.00
June 1, 2007 and thereafter	3.50 to 1.00

SECTION 6.15. Fiscal Periods. The Parent Borrower will cause its fiscal year to end on May 31 of each year and its fiscal quarters to end on the last day of each August, November, February and May.

SECTION 6.16. Indenture Restrictions. So long as any Indenture Restriction is in effect, (i) none of the Mosaic Loan Parties shall transfer any Restricted Assets that are Collateral to any of the Global Loan Parties and (ii) no Global Loan Party shall merge or consolidate with or into any Mosaic Loan Party unless either (A) such Mosaic Loan Party does not own any Restricted Assets that are Collateral or (B) the surviving entity will be a Mosaic Loan Party and shall be released from the Global U.S. Security Agreement, the Global Canadian Security Agreement, the Global U.S. Pledge Agreement, the Global Canadian Pledge Agreement and the Global Collateral Sharing Agreement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan of such Borrower or any reimbursement obligation of such Borrower in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan of such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Primary Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of any Borrower) or 5.11 or in Article VI;

(e) any Loan Party or any Foreign Borrowing Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f) the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable grace period;

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) subject to the last paragraph of this Article, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) subject to the last paragraph of this Article, the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or petition described in clause (h) of this Article, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) subject to the last paragraph of this Article, the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 (excluding amounts covered by insurance from a credit worthy insurance carrier that is not an Affiliate of the Parent Borrower and has been advised of the claim and has not disclaimed coverage) shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the applicable Pledge Agreement;

(n) on November 30, 2007 the 2008 Senior Notes Refinancing Condition shall not have been satisfied or waived; provided that this clause (n) shall not apply if on or prior to November 30, 2007, all Obligations have been indefeasibly paid in full, the Lenders have no further commitment to lend under this Agreement, the LC Exposure (other than LC Exposure pursuant to Section 2.05(m)) has been reduced to zero and the Issuing Banks have no further commitment to issue Letters of Credit under this Agreement;

(o) a Change in Control shall occur; or

(p) any Guarantee made under the Guarantee Agreement by any Loan Party shall for any reason cease to be valid and binding on such Loan Party or any such Loan Party shall so claim in writing, in each case other than as a result of a release of such Guarantee in compliance with the Loan Documents;

then, and in every such event (other than an event with respect to any Primary Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Primary Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Solely for purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of this Article, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that (i) is not a Subsidiary Loan Party or a Foreign Borrowing Subsidiary, (ii) does not have consolidated assets (determined on a consolidated basis in accordance with GAAP) representing more than 2% of the consolidated assets of the Parent Borrower (determined on a consolidated basis in accordance with GAAP) and (iii) did not, for the most recent period of four consecutive fiscal quarters of the Parent Borrower, have consolidated revenues (determined on a consolidated basis in accordance with GAAP) representing more than 2% of the consolidated revenues of the Parent Borrower (determined on a consolidated basis in accordance with GAAP); provided that if it is necessary to exclude more than one Subsidiary from clause (h), (i) or (j) of this Article in order to avoid an Event of Default thereunder, all Subsidiaries affected by any event or circumstance referred to in any of such clauses shall be treated as a single consolidated Subsidiary for purposes of determining whether the conditions specified in clause(ii) and (iii) of this paragraph are satisfied.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default of a scheduled payment hereunder owing to the Administrative Agent on behalf of the Lenders) unless and until written notice thereof is given to the Administrative Agent by a Primary Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The provisions of this Article applicable to the Administrative Agent also shall be applicable to the Collateral Agent, mutatis mutandis. Each of the Lenders and Issuing Banks agrees to the terms and conditions of the Global Collateral Sharing Agreement applicable to the Collateral Agent.

The entity identified on the cover page of this Agreement as the Co-Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Co-Lead Arranger shall not have, or be deemed to have, a fiduciary relationship with any Lender.

Each of the Fondé de Pouvoir Parties hereby irrevocably constitute JPMorgan Chase Bank, N.A. as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrowers on property pursuant to the laws of the Province of Québec in order to secure obligations of the Borrowers under any bond, debenture or similar title of indebtedness issued by the Borrowers, and hereby agrees that JPMorgan Chase Bank, N.A., as Administrative Agent, may act as the bondholder and mandatary (i.e. agent) with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrowers and pledged in favour of JPMorgan Chase Bank, N.A., as Administrative Agent, for the benefit of the Fondé de Pouvoir Parties. The execution by JPMorgan Chase Bank, N.A., acting as fondé de pouvoir and mandatary, prior to this Agreement , of any deeds of hypothec or other security documents is hereby ratified and confirmed.

Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), JPMorgan Chase Bank, N.A. may acquire and be the holder of any bond issued by the Borrowers.

The constitution of JPMorgan Chase Bank, N.A. as fondé de pouvoir, and of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Fondé de Pouvoir Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any part of a Fondé de Pouvoir Party’s interest in this Agreement by the execution of an assignment, including an Assignment and Assumption, or other agreement pursuant to which it becomes such assignee, and by each successor Administrative Agent by the execution of an assignment agreement or other agreement pursuant to which it becomes a successor Administrative Agent.

JPMorgan Chase Bank, N.A., acting as fondé de pouvoir, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent and the Collateral Agent in this Agreement and the Collateral Sharing Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of this Article VIII shall apply mutatis mutandis to the resignation and appointment of a successor to acting as fondé de pouvoir.

For the purposes of this Article, “Fondé de Pouvoir Party” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Issuing Banks, (e) each Lender (or an Affiliate of a Lender at the time a Swap Agreement is entered into) acting as counterparty to a Swap Agreement, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (g) any Lender or an Affiliate of a Lender to which monetary obligations and other liabilities are owed in respect of overdrafts and related liabilities and obligations arising from or in connection with treasury, depositary or cash management services of the Parent Borrower or any of its Subsidiaries or in connection with any automated clearinghouse transfer of funds, and (h) the successors and assigns of each of the foregoing.

ARTICLE IX

Collection Allocation Mechanism

SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall terminate as provided in Article VII, (ii) all Local Currency Loans shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the applicable Exchange Rates on such date, and on and after such date the interest rate applicable to all Local Currency Loans shall be the rate applicable to overdue ABR Revolving Loans hereunder and (iii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party and each Foreign Borrowing Subsidiary in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Loan Party and each Foreign Borrowing Subsidiary in respect of each such Credit Facility and each LC Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Credit Facility or Local Currency Loan. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Collateral Agent pursuant to any Security Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Borrowing, each Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in Dollars equal to such Revolving Lender’s Applicable Percentage (as notified to such Lender by the Administrative Agent) of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s unreimbursed drawing (in each case, based on the Dollar Amount thereof determined by the Administrative Agent based upon Spot Exchange Rates prevailing at the time, in the case of any Local Letters of Credit), together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. To the extent that any amounts received from the Revolving Lenders as provided above relate to Local Letters of Credit, such amounts shall be converted promptly upon receipt by the Administrative Agent to the relevant Local Currency in an amount equal to the undrawn amount of the relevant Local Letter of Credit and, if the amount in Dollars so received by the Administrative Agent from any Revolving Lender attributable to any Local Letter of Credit is for any reason more or less than the amount necessary to produce the required amount of the relevant Local Currency upon such conversion (based upon the actual cost of conversion determined by the Administrative Agent), then either (i) in the case of a shortfall, such Revolving Lender shall, upon request by the Administrative Agent, pay over to the Administrative Agent, in immediately available funds, an amount in Dollars sufficient to make up the shortfall (as determined by the Administrative Agent and notified to such Revolving Lender) or (ii) in the case of an excess, the Administrative Agent shall refund such excess to such Revolving Lender. The Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving

Lenders as provided above (including the Local Currencies for which any such amounts have been exchanged as provided in the preceding sentence). The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party or Foreign Borrowing Subsidiary and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Revolving Lenders under Section 2.05(e) (but not of the applicable Borrower under Section 2.05(e)). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 9.02, the applicable Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender. If any amount to be distributed to a Lender pursuant to this paragraph is denominated in a currency other than Dollars, the Administrative Agent will, if so requested by such Lender, convert the amount to be distributed to such Lender into Dollars (in accordance with the Administrative Agent’s customary foreign exchange procedures) and distribute the resulting amount in Dollars to such Lender; provided that the Administrative Agent shall not have any liability to such Lender for any loss experienced in connection with such exchange.

(d) With the prior written approval of the Administrative Agent and each Issuing Bank with an outstanding Letter of Credit, any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank on demand, its CAM Percentage of such drawing; provided that, in the case of a drawing under a Local Letter of Credit, the amount to be paid over to the Administrative Agent shall be paid in the relevant Local Currency or, if in Dollars, in an amount determined by the Administrative Agent to be sufficient to permit the Administrative Agent to exchange such amount for such Lender’s CAM Percentage of the relevant Local Currency amount.

(e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone(and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it in care of the Parent Borrower at 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, Attention of Treasurer (Telecopy No. 952-984-0437), with a copy to 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, Attention of: General Counsel (Telecopy No. 952-984-0437);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of: Shaji Easo (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York 10017, Attention of: Peter Predun (Telecopy No. (212) 270-5100);

(iii) if to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., 10420 Highland Mn Dr-BL 2, Floor 4, Tampa, FL, 33610, Attention of: Ralph Davis (Telecopy No. (813) 432-5161);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of: Shaji Easo (Telecopy No. (713) 750-2892); and

(v) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower (or the Parent Borrower on behalf of any Borrower) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.23 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified (unless otherwise specified herein, therein or in such provision) except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the applicable Agent that is a party thereto and the Loan Party, Loan Parties or Foreign Borrowing Subsidiary that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (other than with respect to default interest owed pursuant to Section 2.13(d), which shall require the consent of the Required Lenders only), (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (provided that the 2008 Senior Notes Refinancing Condition may be waived, amended or modified with the written consent of Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 66 2/3% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time), (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or the last sentence of Section 2.08(c) which would alter the pro rata reduction of Revolving Commitments thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or “Supermajority Lender” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Parent Borrower or any material Subsidiary Loan Party from its Guarantee under the Guarantee Agreement, or limit its liability in respect of such Guarantee, or release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement if such Subsidiary Loan Party’s Guarantee in respect of the High Yield Senior Notes is not concurrently released, in each case without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, or (ix) change any of the provisions of Section 2.11 (or any related definitions) in a manner that would alter the events or circumstances in respect of which a mandatory prepayment is required, or the amount or allocation of any such mandatory prepayment, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche A Lenders,

Tranche A-1 Lenders, Tranche B Lenders and Incremental Term Lenders) or the Tranche A Lenders (but not the Revolving Lenders, Tranche A-1 Lenders, Tranche B Lenders and Incremental Term Lenders) or the Tranche A-1 Lenders (but not the Revolving Lenders, Tranche A Lenders, Tranche B Lenders and Incremental Term Lenders) or the Tranche B Lenders (but not the Revolving Lenders, Tranche A Lenders, Tranche A-1 Lenders and Incremental Term Lenders) or the Incremental Term Lenders (but not the Tranche A Lenders, Tranche A-1 Lenders, Tranche B Lenders and the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Primary Borrowers and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) In connection with any proposed waiver, amendment or modification (a “Proposed Change”) requiring the consent of each Lender or each affected Lender, if the consent of the Supermajority Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (viii) of Section 10.02(b), the consent of not less than 66 2/3% in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.02(c) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Parent Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Parent Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Commitments, Tranche A Term Loans, Tranche A-1 Term Loans, Tranche B Term Loans and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Tranche A Term Loans, Tranche A-1 Term Loans, Tranche B Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Section 2.15, 2.16 and 2.17), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 10.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Primary Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (as well as local counsel in any jurisdiction other than New York) for the Agents, in connection with their due diligence investigation of the Primary Borrowers and the Transactions, the evaluation of the Collateral, the syndication of the credit facilities provided for herein, the preparation execution, delivery, enforcement and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Primary Borrowers shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (collectively, “Claims”), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (including the Business Combination); provided that with respect to Claims arising out of the Business Combination, an Indemnitee shall only be indemnified to the extent such Claims are incurred by or asserted against such Indemnitee as a result of such Indemnitee’s connection to the Loan Documents and the financing contemplated thereby (and not an unrelated activity), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) litigation between or among the

Lenders or Agents. The Primary Borrowers also shall indemnify each Lender for all losses, costs and expenses suffered or incurred by such Lender as a result of the conversion of the currency of any Obligation pursuant to Section 9.01 or 9.02, including foreign exchange losses.

(c) To the extent that the Primary Borrowers fail to pay any amount required to be paid by them to any Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting the obligation of any Primary Borrower to do so), each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, none of the Borrowers shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor and, in the case of any expenses referred to in paragraph (a), upon presentation of invoices or other reasonably detailed statements specifying expenses.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit Participants (to the extent provided in paragraph c of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Tranche A Term Loan, a Tranche B Term Loan or an Incremental Term Loan, to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of a Revolving Commitment or any obligation of a Lender to purchase participations in unreimbursed LC Disbursements, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or $1,000,000 in the case of Term Loans) unless each of the Parent Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Parent Borrower shall be required if an Event of Default described in clause (b)(i)(A) above has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (b) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor or the assignee; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with a Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless a Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties and the Foreign Borrowing Subsidiaries, if any, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any of the Agents or Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel, other advisors and any direct or indirect, actual or prospective contractual counterparty to any securitization, swap or derivative transaction or such contractual counterparty’s professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any pledgee referred to in Section 10.04 (d) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of any Loan Party, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Loan Party or a Foreign Borrowing Subsidiary or (i) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Parent Borrower, any Subsidiaries or the Obligations. For the purposes of this Section, “Information” means all information received from any Loan Party or Foreign Borrowing Subsidiary relating to the Parent Borrower, its Subsidiaries or their respective businesses, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or Foreign Borrowing Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

SECTION 10.15. Effectiveness of Amendment and Restatement. After the Restatement Effective Date, all obligations of the Borrowers under the Original Credit Agreement shall become obligations of the Borrowers hereunder, secured by the Security Documents, and the provisions of the Original Credit Agreement shall be superceded by the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE MOSAIC COMPANY,

by
Name:
Title:

MOSAIC FERTILIZER, LLC,

by
Name:
Title:

MOSAIC GLOBAL HOLDINGS INC.,

by
Name:
Title:

MOSAIC POTASH COLONSAY ULC,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
Name:
Title: